                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as Permitted by
                                                Rule 14a-6(e)(2))


     [X] Definitive Proxy Statement



     [ ] Definitive Additional Materials


     [ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
--------------------------------------------------------------------------------

                                SPX Corporation
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11:

     (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5) Total fee paid:

        ------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

     (1) Amount Previously Paid:

        ------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3) Filing Party:

        ------------------------------------------------------------------------

     (4) Date Filed:

        ------------------------------------------------------------------------

[SPX CORPORATION LOGO]                                   700 Terrace Point Drive                       Phone 616-724-5000
                                                         P.O. Box 330                                  Fax   616-724-5720
                                                         Muskegon, MI 49443-3301


                                 April 24, 1998


        Fellow Shareholders:

                 You are cordially invited to attend the 1998 Annual Meeting of Shareholders on May 20, 1998, at 9:00 a.m. (Eastern
        Time), at the Company's headquarters, 700 Terrace Point Drive, Muskegon, Michigan. The items to be acted upon at the Annual Meeting are listed in the Notice of Annual Meeting and are described in the Proxy Statement.

                 You may already be aware that the Company has offered to acquire all of the outstanding shares of Common Stock of Echlin Inc. in exchange for $12 in cash and 0.4796 share of Common Stock of the Company for each outstanding Echlin share. One of the proposals to be acted upon at the Annual Meeting is the approval of the issuance of shares of Common Stock of the Company in this acquisition. To fully understand this proposal and the acquisition of Echlin, I encourage you to read the Proxy Statement carefully. Shareholders of record at the close of business on April 10, 1998, are entitled to vote at the Annual Meeting.


                 I am pleased you have chosen to invest in SPX Corporation, and I look forward to the opportunity of personally greeting those shareholders who attend this year's Annual Meeting. I urge you to sign, date and return the proxy card in the enclosed postage-paid envelope, even if you plan to attend the Annual Meeting. Your vote is important and voting by proxy will ensure your representation at the Annual Meeting even if you cannot attend in person.


                 This year we will require admission tickets for shareholders who want to attend the Annual Meeting in person. Two cutout admission tickets are included on the outside back cover of this Proxy Statement.

                                           Sincerely,

                                           /s/ JOHN B. BLYSTONE

                                           JOHN B. BLYSTONE
                                           Chairman, President and
                                           Chief Executive Officer

                             [SPX CORPORATION LOGO]
           700 Terrace Point Drive     Muskegon, Michigan 49443-3301
                            Telephone (616) 724-5000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1998

To the Shareholders:

     The Annual Meeting of Shareholders of SPX Corporation (the "Company") will be held at the offices of the Company at 700 Terrace Point Drive in Muskegon, Michigan, on May 20, 1998, at 9:00 a.m. (Eastern Time), for the purpose of considering and taking action with respect to the following matters:

        1. The election of three directors of the Company;

        2. Approval of the issuance of shares of the Company's Common Stock, par value $10.00 per share (the "SPX Common Stock"), in connection with the proposed acquisition (the "Proposed Business Combination") of all of the outstanding shares of Common Stock, par value $1.00 per share (each an "Echlin Share" and collectively the "Echlin Shares"), of Echlin Inc., a Connecticut corporation ("Echlin"); and

        3. Approval of an amendment to the Company's Certificate of Incorporation to increase the amount of authorized shares of SPX Common Stock from 50,000,000 to 100,000,000 shares.


        4. Approval of any adjournment of the Annual Meeting proposed by the Board of Directors.



        5. Such other business as may properly come before the meeting.


     According to Echlin's public filings, as of March 31, 1998 there were 63,594,700 Echlin Shares outstanding and as of December 31, 1997 options to purchase 2,044,284 Echlin Shares had been granted and were outstanding. Based on such numbers, if the Proposed Business Combination is consummated in accordance with the terms described herein, the Company will issue to Echlin shareholders (other than the Company, which owns 1,150,150 Echlin Shares) up to 30,928,845 shares of SPX Common Stock. IF ECHLIN COMMENCES MERGER NEGOTIATIONS WITH THE COMPANY, OR THE COMPANY OTHERWISE MODIFIES THE TERMS OF THE PROPOSED BUSINESS COMBINATION, CONSUMMATION OF THE PROPOSED BUSINESS COMBINATION COULD REQUIRE THE ISSUANCE OF MORE OR LESS THAN 30,928,845 SHARES OF SPX COMMON STOCK.

     The Board of Directors has fixed the close of business on April 10, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. The transfer books of the Company will not be closed.

     Each shareholder, including any shareholder who expects to attend the Annual Meeting in person, is requested to execute the enclosed proxy and return it as promptly as possible in the accompanying stamped envelope. The proxy may be revoked by the shareholder at any time before it is exercised, and shareholders who are present at the Annual Meeting may withdraw their proxies and vote in person.


     This year, shareholders who plan to attend the Annual Meeting will be required to present an admission ticket. Two cutout admission tickets are included on the back cover of the enclosed Proxy Statement. To request additional tickets shareholders should contact the Corporate Secretary. Shareholders who do not present an admission ticket will be admitted only upon providing proof of ownership showing they were a Company shareholder as of April 10, 1998. If a shareholder holds shares through a broker or other nominee and fails to present an admission ticket, proof of ownership will be accepted by the Company only if the shareholder brings either a copy of the voting instruction card provided by the broker or nominee or a copy of a brokerage statement showing share ownership in the Company as of April 10, 1998.


     A copy of the Company's 1997 Annual Report to Shareholders has been mailed to each shareholder.

                                        By Order of the Board of Directors,

                                        CHRISTOPHER J. KEARNEY
                                        Vice President, Secretary
                                        and General Counsel
Muskegon, Michigan

April 24, 1998


   IMPORTANT: PLEASE MAIL YOUR SIGNED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED FOR THIS PURPOSE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING

[SPX CORPORATION LOGO]
           700 Terrace Point Drive     Muskegon, Michigan 49443-3301
                            Telephone (616) 724-5000

                            ------------------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 20, 1998


     This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of SPX Corporation (the "Company") to be held on May 20, 1998.


     The enclosed proxy is solicited by the Board of Directors of the Company and will be voted at the Annual Meeting and any adjournments thereof. The enclosed proxy may be revoked at any time before it is exercised. The only business which the Board of Directors intends to present or knows will be presented is (i) the election of three directors, (ii) approval of the issuance (the "Stock Issuance") of shares of the Company's Common Stock, par value $10.00 per share (the "SPX Common Stock"), in connection with the proposed acquisition by the Company of all of the outstanding shares of common stock, par value $1.00 per share (each an "Echlin Share" and collectively the "Echlin Shares"), of Echlin Inc., a Connecticut corporation ("Echlin"), and (iii) approval of an amendment to the Company's Certificate of Incorporation to increase the amount of authorized shares of SPX Common Stock from 50,000,000 to 100,000,000 shares (the "Charter Amendment").

     According to Echlin's public filings, as of March 31, 1998, there were 63,594,700 Echlin Shares outstanding and as of December 31, 1997, options to purchase 2,044,284 Echlin Shares had been granted and were outstanding. Based on such numbers, if the proposed acquisition is consummated in accordance with the terms described herein, the Company will issue to Echlin shareholders (other than the Company, which owns 1,150,150 Echlin Shares) up to 30,928,845 shares of SPX Common Stock. IF ECHLIN COMMENCES MERGER NEGOTIATIONS WITH THE COMPANY, OR THE COMPANY OTHERWISE MODIFIES THE TERMS OF THE PROPOSED ACQUISITION, CONSUMMATION OF THE PROPOSED ACQUISITION COULD REQUIRE THE ISSUANCE OF MORE OR LESS THAN 30,928,845 SHARES OF SPX COMMON STOCK.


     The enclosed proxy also confers (i) authority upon the persons named therein, or their substitutes, to vote in favor of any adjournment of the Annual Meeting proposed by the Board of Directors and (ii) discretionary authority upon the persons named therein, or their substitutes, with respect to (x) any adjournment of the Annual Meeting proposed by any other person and (y) any other business which may properly come before the Annual Meeting. Shares represented by a properly executed proxy in the accompanying form will be voted at the Annual Meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. If no instructions are given, such shareholder's shares will be voted according to the recommendations of the Board of Directors of the Company.



     This Proxy Statement and the proxy are intended to be first mailed to shareholders on or about April 27, 1998.


RECORD DATE AND VOTING AT THE ANNUAL MEETING


     The holders of record on April 10, 1998 (the "Record Date") of shares of SPX Common Stock will be entitled to one vote per share on each matter submitted to the Annual Meeting. At the close of business on the Record Date, there were outstanding 12,647,727 shares of SPX Common Stock. No other voting securities of the Company were outstanding at the close of business on the Record Date. The holders of one-third of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting, other than for purposes of approving the Stock Issuance. Pursuant to the rules of the New York Stock Exchange, Inc. (the "New York Stock Exchange") on which the SPX Common Stock is listed, the presence in person or by proxy of a majority of the shares of SPX

Common Stock entitled to vote on the Stock Issuance is necessary to constitute a quorum for purposes of approving the Stock Issuance.

     The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for the election of directors, the approval of the Stock Issuance, and (subject to a greater vote being required by law or the Company's Certificate of Incorporation or By-Laws) the approval of such other business as may properly come before the Annual Meeting or any adjournment thereof, other than the approval of the Charter Amendment. The affirmative vote of a majority of the shares of SPX Common Stock outstanding is required to approve the Charter Amendment.

     In accordance with Delaware law, a shareholder entitled to vote on the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. Likewise, a shareholder entitled to vote on the proposal to approve the Stock Issuance or the proposal to approve the Charter Amendment may withhold authority to vote on the proposal. Abstentions from the proposal to elect directors, abstentions from the proposal to approve the Stock Issuance and abstentions from the proposal to approve the Charter Amendment will have the same effect as votes against the election of the directors, against the proposal to approve the Stock Issuance, and against the proposal to approve the Charter Amendment, respectively. Broker non-votes are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, as shares not entitled to vote, which will have no effect on the outcome of the vote on the election of directors and the proposal to approve the Stock Issuance. Because approval of the Charter Amendment requires a majority of outstanding SPX Common Stock, broker non-votes will have the same effect as votes against the Charter Amendment.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO: CORPORATE SECRETARY, SPX CORPORATION, 700 TERRACE POINT DRIVE, MUSKEGON, MI 49443. REQUESTS MAY BE DIRECTED TO THE COMPANY'S SECRETARY AT (616) 724-5000. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE ANNUAL MEETING.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company (File No. 1-6948) are incorporated herein by reference:

          (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Company's 1997 Form 10-K");

          (ii) the Company's Definitive Solicitation Statement on Schedule 14A, dated March 6, 1998, to the shareholders of Echlin and all subsequent filings of solicitation materials in connection with the solicitation of written demands to call a special meeting of the shareholders of Echlin;

          (iii) the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1997 (the "Company's 1997 Second Quarter Form 10-Q"); and

          (iv) the Company's Current Report on Form 8-K filed February 21, 1997.

     The following documents filed with the Commission by Echlin (File No. 1-4651) are incorporated herein by reference:

          (i) Echlin's Annual Report on Form 10-K for the fiscal year ended August 31, 1997 ("Echlin's 1997 Form 10-K") (except for the report of Echlin's independent accountants contained therein which is not incorporated herein by reference because the consent of Echlin's independent accountants has not yet been obtained);

          (ii) Echlin's Proxy Statement for the Annual Meeting of Shareholders held on December 17, 1997;

          (iii) Echlin's Quarterly Reports on Form 10-Q for the periods ended November 30, 1997 and February 28, 1998 ("Echlin's 1998 First Quarter Form 10-Q" and "Echlin's 1998 Second Quarter Form 10-Q," respectively); and

          (iv) Echlin's Definitive Revocation Solicitation Statement on Schedule 14A, dated March 13, 1998 and all subsequent filings of solicitation materials in connection with the solicitation of revocations of written demands to call a special meeting of the shareholders of Echlin.

     All documents filed by either the Company or Echlin pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to or contemporaneous with the date hereof and prior to the date of the Annual Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part hereof, except as so modified, and any statement so superseded shall not be deemed to constitute a part hereof.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Proxy Statement or incorporated herein by reference that are not statements of historical facts are "forward-looking" statements and are thus prospective. Such forward-looking statements include, without limitation, statements regarding the Company's or Echlin's future financial position, results of operations, business strategy (including future dispositions of assets and restructuring of operations), budgets, expected cost savings, plans as to dividends, and plans and objectives of management for future operations. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in any forward-looking statements are disclosed under "Risk Factors" ("Cautionary Statements"). All subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. The Company was not involved in the preparation of any forward-looking statements relating to Echlin incorporated by reference in this Proxy Statement and is not in a position to verify such statements and takes no responsibility therefor.


                             ELECTION OF DIRECTORS



     As of the Annual Meeting, the Board of Directors will consist of eight members, divided into three classes. At the Annual Meeting, three nominees are to be elected to serve for a term of three years and until their respective successors are elected and qualified. The remaining five directors will continue to serve as set forth below, with three directors having terms expiring at the Annual Meeting in 1999 and two directors having terms expiring at the Annual Meeting in 2000. Each of the nominees is now a director of the Company and has agreed to serve if elected. The proxy holders will vote the proxies received by them for the three nominees, or in the event of a contingency not presently foreseen, for different persons as substitutes therefor.

     The following sets forth with respect to each nominee and each director continuing to serve, his or her name, age, principal occupation, the year in which he or she first became a director of the Company, committee assignments and directorships in other business corporations.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
          FOR A THREE-YEAR TERM EXPIRING AT THE ANNUAL MEETING IN 2001


[Coffin Photo]            SARAH R. COFFIN
                          Ms. Coffin, 45, is the Vice President, Specialty Group of
                          H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. She joined the Company Board in 1995 and is a member of the
                          Compensation Committee and the Retirement Funds Committee.


[JOHNSON PHOTO]           CHARLES E. JOHNSON, II
                          Mr. Johnson, 62, is a private investor and former President and Chief Operating Officer of the Company. From July
                          through December 1995 he served as Chairman and Chief
                          Executive Officer of the Company. He joined the Company
                          Board in 1976 and is Chairman of the Audit Committee and a
                          member of the Executive Committee and the Governance
                          Committee. He is a director of Hackley Hospital and Muskegon
                          Commerce Bank.


[WILLIAMS PHOTO]          DAVID P. WILLIAMS
                          Mr. Williams, 63, is President and Chief Operating Officer
                          of The Budd Company, a manufacturer of automobile and truck body components, castings, stampings, chassis frame
                          components, air bag components, automotive heating
                          accessories and cold weather starting aids. He joined the
                          Company Board in 1992, is Chairman of the Governance
                          Committee and is a member of the Compensation Committee and the Executive Committee. He is a director of The Budd
                          Company, Budd Canada Inc., Standard Federal Bank, Thyssen
                          Production Systems, Inc. and Thyssen Budd Automotive.


                  MEMBERS OF THE BOARD OF DIRECTORS CONTINUING
           IN OFFICE WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1999

[CAMPBELL PHOTO]          J. KERMIT CAMPBELL
                          Mr. Campbell, 59, is the Chief Executive Officer of The
                          Prince Group, a supplier of products and services to
                          manufacturing firms, including die cast machines. He was
                          formerly President and Chief Executive Officer of Herman
                          Miller, Inc., a manufacturer of furniture and other products for offices and other work environments. He joined the
                          Company Board in 1993 and is a member of the Audit Committee and the Compensation Committee. He is Chairman and a
                          principal of Cellar Masters of America and a director of The
                          Prince Group and Bering Truck Corporation.



[KERBER PHOTO]            RONALD L. KERBER
                          Mr. Kerber, 54, is the Executive Vice President and Chief
                          Technology Officer of Whirlpool Corporation, a manufacturer of major home appliances. He joined the Company Board in
                          1992 and is a member of the Audit Committee and the
                          Retirement Funds Committee.

[MERLIN PHOTO]            PETER H. MERLIN
                          Mr. Merlin, 69, is a Partner of Gardner, Carton & Douglas,
                          Corporate Counsel for the Company. He joined the Company
                          Board in 1975 and is Chairman of the Retirement Funds
                          Committee and a member of the Executive Committee. He is a director of Aldi, Inc. and Lechler, Inc. and a Life Trustee of Northwestern Memorial Hospital.

                  MEMBERS OF THE BOARD OF DIRECTORS CONTINUING
           IN OFFICE WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2000

[BLYSTONE PHOTO]          JOHN B. BLYSTONE
                          Mr. Blystone, 44, is the Chairman, President and Chief
                          Executive Officer of the Company. He joined the Company
                          Board in December 1995, and is Chairman of the Executive
                          Committee and a member of the Governance Committee. He is a director of Worthington Industries, Inc., the Stern Stewart
                          Advisory Board and the community foundation for Muskegon
                          County.

[EHMANN PHOTO]            FRANK A. EHMANN
                          Mr. Ehmann, 64, is the former President and Chief Operating
                          Officer of American Hospital Supply Corporation. He joined the Company Board in 1988 and is Chairman of the
                          Compensation Committee and a member of the Governance
                          Committee and Executive Committee. He is a director of
                          American Health Corp., Inc. and AHA Investment Funds, Inc.

     Each of the nominees and directors of the Company has had the principal occupation set forth above or has been an executive officer or partner with the respective organization for the past five years, except for Mr. Blystone, who, prior to joining the Company in December 1995, was, from 1991 to 1994, with General Electric Company as Vice President and General Manager of GE Superabrasives and from 1994 to 1995 as President and Chief Executive Officer of Nuovo Pignone and GE Power Systems Europe; Mr. Campbell, who was with Herman Miller, Inc. from 1992 to 1995; and Ms. Coffin, who prior to joining H.B. Fuller Company in 1994, held executive positions with G.E. Plastics, a business unit of General Electric Company, for more than five years.

     The law firm of Gardner, Carton & Douglas, where Mr. Merlin is a partner, has been retained by the Company to represent it on various legal matters.

                     BOARD OF DIRECTORS AND ITS COMMITTEES

     There were six meetings of the Board of Directors of the Company in 1997 and each director attended at least 75% of the aggregate of the total number of Board meetings and meetings of Committees of which he or she was a member.

     The Board of Directors has established committees that deal with certain areas of the Board's responsibility. These committees are the Audit Committee, Compensation Committee, Governance Committee, Executive Committee and Retirement Funds Committee.

     The Audit Committee, which held three meetings in 1997, has the primary responsibility of ensuring the integrity of the financial information reported by the Company. Its functions are: (i) to make recommendations on the selection of independent auditors; (ii) to review the scope of the annual audit to be performed by the independent auditors and the audits conducted by the internal audit staff; (iii) to review the results of those audits; (iv) to meet periodically with management, the independent public accountants and the internal audit staff to review financial, accounting and internal control matters; and (v) to meet periodically with both the independent public accountants and the internal audit staff, and without management being present, to discuss the results of their audit work and their opinions as to the adequacy of internal accounting controls and the quality of financial reporting.

     The Compensation Committee, which held two meetings in 1997, is responsible for considering and approving the Company's compensation program for senior management, including executive employment agreements, the grant of stock options and other awards under the Company's Stock Compensation Plan and awards under the EVA Incentive Compensation Plan.

     The Governance Committee, which held one meeting during 1997, (i) conducts a continuing study of the size, structure and composition of the Board; (ii) makes recommendations to the Board on changes in compensation of directors;
(iii) seeks out and interviews possible candidates for Board membership and reports its recommendations to the Board; and (iv) determines the criteria for selection and retention of Board members. Although the Committee has its own procedures for selecting nominees for Board membership, it will give due consideration to nominees recommended by shareholders. A shareholder desiring to recommend a person for nomination to the Board must provide written notice to the Secretary of the Company no later than 120 days prior to the first anniversary of the Annual Meeting and in compliance with the requirements set forth in the Company's By-Laws. In addition, the nominating shareholder should submit a complete resume of the proposed nominee's qualifications and background together with a statement setting forth the reasons why such person should be considered for directorship.

     The Executive Committee, which did not meet in 1997, has authority to act on most matters during the intervals between Board meetings.

     The Retirement Funds Committee, which held three meetings in 1997, reviews the investment performance, actuarial assumptions and funding practices for the Company's pension, healthcare and defined contribution plans.


            ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE PROPOSED

                              BUSINESS COMBINATION

GENERAL

     On February 17, 1998, the Company delivered a letter to the Board of Directors of Echlin containing a proposal for a strategic business combination of Echlin with the Company (the "Proposed Business Combination"), in which shareholders of Echlin would receive for each of their Echlin Shares (together with the associated preferred stock purchase rights (the "Rights") issued pursuant to a Rights Agreement dated as of June 21, 1989, as amended, between Echlin and The Connecticut Bank and Trust Company, N.A., as rights agent ("The Rights Agreement")), the amount of $12.00 in cash and 0.4796 share of SPX Common Stock

(the "Consideration"). See "Background of the Proposed Business Combination." Unless the context otherwise requires, all references to Echlin Shares include the associated Rights. All references to Rights include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement.


     If the Proposed Business Combination is consummated in accordance with the terms described herein, the Company will issue to Echlin shareholders (other than the Company, which owns 1,150,150 Echlin Shares) up to 30,928,845 shares of SPX Common Stock (based on the 63,594,700 Echlin Shares outstanding as of March 31, 1998 and the 2,044,284 options to purchase Echlin Shares outstanding on December 31, 1997, each as reported in Echlin's public filings). IF ECHLIN COMMENCES MERGER NEGOTIATIONS WITH THE COMPANY, OR THE COMPANY MODIFIES THE TERMS OF THE PROPOSED BUSINESS COMBINATION, CONSUMMATION OF THE PROPOSED BUSINESS COMBINATION COULD REQUIRE THE ISSUANCE OF MORE OR LESS THAN 30,928,845 SHARES OF SPX COMMON STOCK. Because the number of shares of SPX Common Stock to be issued in the Proposed Business Combination exceeds 20% of the outstanding shares of SPX Common Stock, under the rules of the New York Stock Exchange, the issuance of the shares must be approved by the shareholders of the Company.



THE BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED BUSINESS COMBINATION IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE STOCK ISSUANCE AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE STOCK ISSUANCE


BACKGROUND OF THE PROPOSED BUSINESS COMBINATION

     In February 1997, John B. Blystone, Chairman and Chief Executive Officer of the Company, met with Trevor O. Jones, then Chairman and interim President and Chief Executive Officer of Echlin, to propose that the two companies explore a business combination. Mr. Jones did not follow up on this meeting. In November 1997, Mr. Blystone met for several hours with Larry W. McCurdy, who had succeeded Mr. Jones as President and Chief Executive Officer of Echlin, to discuss a strategic merger between the two companies, and on November 24, 1997, Patrick J. O'Leary, the Company's Chief Financial Officer, met with Robert F. Tobey, Echlin's Senior Vice President - Corporate Development. These discussions were not fruitful, and the Company was informed that Echlin had no interest in a business combination with the Company.

     On December 12, 1997, Mr. Blystone wrote a letter to Mr. McCurdy setting out the strategic rationale of a business combination of the two companies and the benefits to Echlin's shareholders of the transaction. Although the letter stated that the Company anticipated a price in the $40's range, Mr. Blystone advised Mr. McCurdy that the Company would be willing to revise its thinking if Echlin could identify greater value in the transaction. Mr. Blystone, in his letter, further suggested that the letter be shared with Echlin's Board of Directors and offered to meet with and make a presentation to the Board about any and all aspects of the proposed transaction.

     On December 17, 1997, Mr. Blystone received a letter from Mr. McCurdy stating that Mr. McCurdy had shared Mr. Blystone's views with Echlin's Board of Directors, and that Echlin's and the Board's position remained that Echlin had no interest in further discussions with the Company.

     On December 18, 1997, Mr. Blystone sent a letter to each member of Echlin's Board enclosing a copy of his December 12 letter and reiterating the merits of a strategic combination. Mr. Blystone once again offered to meet personally with and make a presentation to Echlin's Board of Directors.

     On December 23, 1997, Mr. Blystone received a letter from Mr. McCurdy advising that Echlin's Board of Directors was of the unanimous view that Echlin did not have an interest in pursuing discussions with the Company.

     On January 6, 1998, the Company notified Echlin that it was that day filing a Pre-Merger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Filing"), seeking to acquire up to 100% of the voting securities of Echlin.

     On January 8, 1998, Mr. McCurdy wrote to Mr. Blystone acknowledging receipt of notice of the HSR Filing and advising the Company that Echlin and its advisors stood ready to aggressively defend its shareholders' interests.

     On February 17, 1998, the Company sent the Board of Directors of Echlin a letter setting forth the proposal for the Proposed Business Combination and its merits and reaffirming its desire to enter into a negotiated transaction. With its letter to the Board, the Company delivered a proposed merger agreement to Echlin (the "Proposed Merger Agreement") in contemplation of arriving at a negotiated transaction. That agreement provides for a single-step "cash election" merger of Echlin into a subsidiary of the Company in which each outstanding Echlin Share would be converted into the right to receive the Consideration of $12.00 in cash and 0.4796 share of SPX Common Stock (with shareholders of Echlin able, instead, to elect to receive all cash, in the amount of $48.00 per Echlin Share, or all stock, in the amount of 0.6395 share of SPX Common Stock per Echlin Share, subject to proration) in a partially tax-free reorganization. The Company on that date also filed a registration statement with the Commission so that, if Echlin declined to negotiate and enter into the Proposed Merger Agreement, the Company could effect the Proposed Business Combination by means of (i) an exchange offer in which the Company would pay the Consideration of $12.00 in cash and 0.4796 share of SPX Common Stock in exchange for each Echlin Share validly tendered and not properly withdrawn (the "Exchange Offer"), and (ii) a subsequent merger of a subsidiary of the Company into Echlin (the "Merger") in which each Echlin Share not purchased in the Exchange Offer would be converted into the right to receive the Consideration.


     On March 6, 1998, the Company also commenced its solicitation of written demands to call a special meeting of the shareholders of Echlin (the "Special Meeting") for the purpose of, among other things, voting to remove the current members of the Board of Directors of Echlin and replacing them with five nominees of the Company (the "SPX Nominees"). On March 25, 1998, the Company delivered to Echlin written demands by holders of an aggregate of 28,253,762 Echlin Shares, representing (together with the Echlin Shares owned by the Company with respect to which a written demand had previously been delivered) approximately 45.8% of the outstanding Echlin Shares, which action the Company believes satisfies those provisions of the Connecticut Business Corporation Act (the "Connecticut Business Act") and Echlin's By-Laws setting forth the requirements for shareholders to call the Special Meeting. At various times through April 13, 1998, the Company delivered to Echlin written demands by holders of an aggregate of 3,001,542 additional Echlin Shares totaling (together with the Echlin Shares with respect to which written demands had previously been delivered) approximately 50.5% of the outstanding Echlin Shares. Echlin disputes the validity of most of the demands delivered by the Company and has filed suit in connection therewith. The Company believes the demands delivered were valid and has brought various counterclaims against Echlin. See "Litigation." Assuming the Company prevails in this dispute, under the Connecticut Business Act and Echlin's By-Laws, the Special Meeting must be called by April 24, 1998 and must be held by June 23, 1998.


     On March 27, 1998, the Company announced that its Annual Meeting of Shareholders would be held on May 20, 1998, and that, at that meeting, the Company's shareholders would vote on approving the Stock Issuance in connection with the Proposed Business Combination.

     On April 6, 1998, Echlin brought an action in Federal District Court in Connecticut alleging that most of the demands which the Company had delivered on March 25, 1998 were invalid and stating that Echlin did not intend to call the Special Meeting. The Company believes that the demands are valid and that the lawsuit is without merit and has filed counterclaims against Echlin in the lawsuit. See "Litigation."

REASONS FOR THE PROPOSED BUSINESS COMBINATION


     The Board of Directors of the Company believes that both the shareholders of the Company and the shareholders of Echlin would benefit from the combination of the Company and Echlin for the following reasons:


COMBINING THE COMPANY AND ECHLIN WOULD CREATE A COMPANY WITH THE SCALE AND CAPABILITIES TO EXCEL IN THE RAPIDLY CONSOLIDATING $350 BILLION VEHICLE SERVICE INDUSTRY.

     - The Proposed Business Combination would allow the combined company to provide products and services that would integrate the entire vehicle life cycle: from original equipment vehicle components to specialty repair tools and services to replacement parts.

     - Integration of the vehicle service life cycle would provide the combined company with information in one product or service area that would help improve products or services in another area. This process, called the data feedback loop, would give the combined company a competitive advantage in providing vehicle service solutions.

     - The portfolio of products and services at the two companies are complementary, and would bring together Echlin's market-leading position in brake and engine systems with the Company's strength in transmission and steering components.

     - All of the foregoing would enable the combined company to better serve customers and to compete more effectively, given the blurring lines between original equipment and aftermarket, the expansion of mega-dealerships and national parts retailers, the growing importance of repair shop chains and the increasing technological complexity of vehicles.

THE PROPOSED BUSINESS COMBINATION WOULD PROVIDE THE COMPANY'S MANAGEMENT TEAM A LARGER PLATFORM UPON WHICH TO EMPLOY ITS MANAGEMENT TECHNIQUES AND EXPERIENCE.

     - Since John Blystone joined the Company in late December 1995, the Company has experienced improved performance based upon several key performance measures. As a result, the Company's shareholders have experienced more than a quadrupling of the price of their shares. The Proposed Business Combination would result in the Company's shareholders owning shares in a much larger company with increased value-creation opportunities.

     - The Company believes that Echlin is a valuable business that is underperforming. The Company intends to employ an aggressive shareholder-focused EVA(R) ("EVA") agenda to Echlin similar to that utilized at the Company, focusing on cost structure, use of capital, productivity enhancements, selective divestitures and compensation based on EVA. EVA, or Economic Value Added, is a performance measure calculated as net operating profit after tax minus a charge for the cost of capital.

     - The Company believes that it could achieve annual cost savings of $125 million following the first full year after the acquisition and $175 million by the second full year after the acquisition, by eliminating duplicative corporate costs, realizing manufacturing and distribution efficiencies, streamlining Echlin's organizational structure and saving on material costs through improved sourcing. This would entail a headcount reduction of approximately 3,000 positions throughout Echlin's operations.


     In reaching its conclusion that the Proposed Business Combination is fair to and in the best interests of the Company and its shareholders, the Company's Board of Directors, in consultation with the Company's management, financial advisors and legal advisors, considered the advantages of the Proposed Business Consideration to the Company set forth above, as well as the risks of the Proposed Business Combination discussed below under "Risk Factors." The Board also reviewed the results of operations and financial condition of the Company and of Echlin, both historical and projected (which projections, in the case of the Company, were substantially in line with street estimates), and considered management's belief that the transaction would be accretive to the Company's earnings per share in the first full year following the acquisition. The Board considered the relative trading prices of the SPX Common Stock and the Echlin Shares, the 23% premium which the Consideration represented on February 17, 1998 over the closing price of an Echlin Share on February 13, 1998, and the 32% premium which the Consideration represented on February 17, 1998 over the average trading price of an Echlin Share for the 30 trading days preceding February 17, 1998. The Board further considered the 25% cash/75% stock structure of the Proposed Business Combination, the fact that, immediately following the acquisition, shareholders of Echlin would own approximately 70% of the SPX Common Stock then outstanding, and the fact that the Proposed Business

Combination would result in shareholders of the Company owning shares in a much larger company with increased value-creation opportunities.

     The foregoing discussion of the information and factors considered by the Board of Directors in determining that the Proposed Business Combination is fair to and in the best interests of the shareholders of the Company is not intended to be exhaustive, but is believed to include the material factors considered by the Board of Directors in connection with its evaluation of the Proposed Business Combination. In view of the wide variety of factors considered and the complexity of such matters, the Board of Directors did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in making its determination.

RISK FACTORS


     In addition to the other information in this Proxy Statement, the following are certain factors that should be considered by holders of SPX Common Stock in evaluating the proposed Stock Issuance.



     Dilution of Existing Shareholders. The exchange of Echlin Shares for shares of SPX Common Stock will result in substantial dilution to the voting power and interests of current Company shareholders. Based upon the 12,647,727 shares of SPX Common Stock outstanding as of the Record Date, under the current terms of the Proposed Business Combination, immediately following consummation of the Exchange Offer and the Merger or a merger pursuant to the Proposed Merger Agreement, and after giving effect to the Stock Issuance, the Echlin shareholders (other than the Company) would own approximately 70% of the then outstanding shares of SPX Common Stock.



     Leverage. After consummation of the Proposed Business Combination, the Company will be more highly leveraged than is either the Company or Echlin, or both of the companies combined, at present, with substantial debt service obligations, including principal and interest obligations, with respect to indebtedness of as much as $2.4 billion. As such, the Company may be particularly susceptible to adverse changes in its industry, the economy and the financial markets generally. Moreover, the Company's conduct of its business may be more circumscribed, and its ability to incur additional debt may be more limited, than at present by any restrictive covenants which may be contained in the agreements evidencing the financing. In particular, any debt incurrence restrictions may limit the Company's ability to service its existing debt obligations through additional debt financing if cash flow from operations is insufficient to service such obligations. The financing will bear interest at floating rates, and an increase in interest rates could adversely affect the Company's ability to service its debt obligations.



     Uncertainties in Integrating Business Operations and Achieving Cost Savings. The success of the Proposed Business Combination will in large part be dependent on the ability of the Company, following the consummation of the Proposed Business Combination, to realize cost savings and, to a lesser extent, to consolidate operations and integrate processes. The businesses are strategically complementary (in that the combined company would be able to provide products and services that would integrate the entire vehicle life cycle, from original equipment vehicle components, to specialty repair tools and services, to replacement parts), but largely operate in diverse markets with different distribution systems. While the Company believes that it can obtain cost savings of at least $125.0 million in the first full year following the acquisition, the realization of savings is dependent to a large extent on the planned reduction of headcount at Echlin. There can be no assurance that the timing and magnitude of headcount reductions will occur as planned. The integration of businesses, moreover, involves a number of risks, including the diversion of management's attention to the assimilation of the operations from other business concerns, delays or difficulties in the actual integration of operations or systems, and challenges in retaining customers and key personnel of the acquired company. There can be no assurance that future consolidated results will improve as a result of the Proposed Business Combination, or of the extent to which cost savings and efficiencies anticipated by the Company will be achieved. The pro forma financial statements contained in this Proxy Statement do not include the impact, positive or negative, of any cost savings or efficiencies related to anticipated future actions. The anticipated cost savings have been developed solely by the management of the Company and are based on the Company's best judgments and knowledge of Echlin's operations derived from publicly available information, and in reliance on that information being accurate and complete, together with the Company's knowledge and experience in the vehicle components industry.

     If the Proposed Business Combination is consummated, there exists a likelihood that one or more significant changes to operations will be required as a result of rationalizing and integrating operations. These costs may include severance and related employee benefit costs, costs to consolidate manufacturing and distribution facilities, facility rearrangement costs, relocation and moving costs, training costs, debt extinguishment costs, and costs associated with change of control agreements, among others. To date, management's access to information related to Echlin has been limited to only publicly available information. In addition, publicly available information does not contain sufficient details related to existing severance plans, employee benefit agreements, change of control costs or debt extinguishment provisions to enable management to quantify the costs associated with business integration and rationalization actions that may be considered by the Company. Nonetheless, based on assumptions related to headcount reductions and average annual salaries used to compute the annualized expense savings and assuming a severance policy that would result in an average severance term of six months, the estimated costs of the severance (excluding any change of control costs) would be approximately $60.0 million. Over the past five years, the Company has recorded several special charges to its results of operations associated with cost reductions and to achieve operating efficiencies. Management believes its actions have been required to improve its operations and will, if necessary, record future charges as appropriate to address cost and operational efficiencies at the combined company.

     Modifications to the Proposed Business Combination. Although the Company presently intends to consummate the Proposed Business Combination in accordance with the terms described below, the Board of Directors of the Company may, prior to the Stock Issuance, modify the terms of the Exchange Offer or enter into merger negotiations with Echlin. Among other things, the Company may modify the terms of the Exchange Offer to cause the Stock Issuance to be more or less than 30,928,845 shares of SPX Common Stock, or enter into a merger agreement requiring the issuance of more or less than 30,928,845 shares of SPX Common Stock, without obtaining further authorization from the Company shareholders.


     Year 2000 Issue. The Company utilizes software and related computer technologies essential to its operations and to certain products that use two digits rather than four to specify the year, which could result in a date recognition problem with the transition to the year 2000. The Company has established a plan, utilizing both internal and external resources, to assess the potential impact of the year 2000 problem on the Company's systems and operations and to implement solutions to address this issue. The Company is presently in the assessment phase of its year 2000 plan which includes conducting an inventory of potentially date-sensitive systems and is also surveying its suppliers and service providers for year 2000 compliance. The Company's goal for correction of critical systems is December 31, 1998 and its plan is to conduct testing of corrected systems in 1999. Third party compliance and other factors could adversely affect these goals. The Company does not believe that the costs to remediate software and computer technologies for the year 2000 problem will exceed $5 million over the next two years, which does not include the costs to replace certain existing systems. The Company is in the process of implementing a new enterprise resource planning system across its Service Solutions business. Management estimates that it will spend approximately $10 million to acquire and install this new system over the next two years. As the Company is presently in the assessment phase of its year 2000 plan, there can be no assurances that the costs of remediation will not be material. Moreover, there can be no assurances that the Company will not experience material unanticipated costs and/or business interruption due to year 2000 problems in its internal systems, its supply chain or from customer product migration issues.


     In Echlin's 1998 Second Quarter Form 10-Q, Echlin reported that it is currently engaged in an assessment of its technology systems to determine the impact of the year 2000, and that based upon work completed through February 28, 1998, Echlin expects that costs incurred to remediate year 2000 problems will not have a material impact on its future financial results.

THE EXCHANGE OFFER

     General. On February 17, 1998, the Company filed Exchange Offer materials with the Commission, and intends to commence its Exchange Offer as soon as its registration statement has been declared effective. Pursuant to the Exchange Offer, the Company would offer to exchange the Consideration, in the amount of

$12.00 net in cash and 0.4796 share of SPX Common Stock, for each Echlin Share validly tendered and not properly withdrawn.


     On February 13, 1998, the last trading date preceding the date of the public announcement of the Proposed Business Combination, the closing price of an Echlin Share on the New York Stock Exchange Composite Tape (the "NYSE Composite Tape") was $38 7/8. Based on the closing price of a share of SPX Common Stock on the NYSE Composite Tape on the same date ($75 1/16), the value of the SPX Common Stock being offered pursuant to the Exchange Offer was $36.00 per Echlin Share and the total Consideration had a value of $48.00 per Echlin Share. Based upon the closing price of a share of SPX Common Stock on the NYSE Composite Tape on April 23, 1998, the last trading date preceding the date of this Proxy Statement ($74 7/16), the value of the SPX Common Stock being offered pursuant to the Exchange Offer was $35.70 per Echlin Share and the total Consideration had a value of $47.70 per Echlin Share. At the time the Exchange Offer is consummated, the Consideration may have a market value that is greater or lesser than either of those two amounts depending upon the market price of a share of SPX Common Stock at such time. Cash will be paid in lieu of fractional shares of SPX Common Stock.


     Conditions To Exchange Offer. The Company's obligation to exchange shares of SPX Common Stock for Echlin Shares is conditioned upon, among other things,
(a) there being validly tendered prior to the expiration of the Exchange Offer and not withdrawn a number of Echlin Shares which will constitute at least
66 2/3% of the total outstanding Echlin Shares on a fully diluted basis as of the date the Echlin Shares are accepted for exchange by the Company (the "Minimum Tender Condition"); (b) approval by the shareholders of the Company of the Stock Issuance (the "Company Shareholder Approval Condition"); (c) the redemption of the Rights by the Board of Directors of Echlin or the Company being otherwise satisfied that the Rights will not be applicable to the acquisition of the Echlin Shares pursuant to the Exchange Offer or the Merger (the "Rights Plan Condition"); (d) the Company being satisfied that Sections 841 and 844 of the Connecticut Business Act will not be applicable to the Exchange Offer and the Merger (the "Business Combination Statutes Condition"); and (e) the Company having obtained sufficient financing for the consummation of the Exchange Offer and the Merger (the "Financing Condition"). The Minimum Tender Condition, the Company Shareholder Approval Condition, the Rights Plan Condition, the Business Combination Statutes Condition, the Financing Condition and the other Exchange Offer conditions are referred to herein collectively as the "Exchange Offer Conditions."

     Description Of The Merger. If the Exchange Offer is successful and the Exchange Offer Conditions are satisfied, the Company and its affiliates will own at least two-thirds of the outstanding Echlin Shares, and will have sufficient voting power to approve the Merger independently of the votes of any other Echlin shareholders. If the Exchange Offer is successful, the Company presently intends to propose and seek to have Echlin effect the Merger in which a wholly owned subsidiary of the Company is to be merged into Echlin (the "Merger") pursuant to the provisions of the Connecticut Business Act and the General Corporation Law of the State of Delaware (the "DGCL") and each Echlin Share then outstanding (other than the Echlin Shares owned by the Company) would be converted into the right to receive the Consideration.

     Consummation of the Merger or the merger pursuant to the Proposed Merger Agreement described below does not require approval by the shareholders of the Company, and other than approval of the Stock Issuance as requested in this Proxy Statement, the Company does not intend to seek shareholder approval of the Merger or the merger pursuant to the Proposed Merger Agreement. Shareholders of the Company would not be entitled to any appraisal rights as a result of the Stock Issuance or the Proposed Business Combination.

     The Proposed Merger Agreement. In contrast to the Exchange Offer, the Proposed Merger Agreement provides for a single-step "cash election" merger of Echlin into a subsidiary of the Company in which each outstanding Echlin Share would be converted into the right to receive the Consideration (with shareholders able to elect to receive instead all cash, in the amount of $48.00 per Share, or all stock, in the amount of 0.6395 share of SPX Common Stock per Echlin Share, subject to proration) in a partially tax-free reorganization.

SOURCE AND AMOUNT OF FUNDS

     The Company estimates that the total amount of funds that will be required to pay the cash component of the Consideration in the Proposed Business Combination, to refinance outstanding debt of the Company and of Echlin, to pay fees and expenses related to the Proposed Business Combination and to provide working capital will be approximately $2.4 billion. The Company plans to obtain the necessary financing pursuant to credit facilities to be arranged by Canadian Imperial Bank of Commerce ("CIBC") and CIBC Oppenheimer Corp. ("CIBC Oppenheimer"). The Company has received a letter from those two entities, dated February 13, 1998, in which CIBC and CIBC Oppenheimer have stated that they are highly confident of their ability to raise the financing, subject to certain conditions set forth therein.

RELATIONSHIPS WITH ECHLIN


     Neither the Company nor, to the best of its knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in equity securities of Echlin during the last 60 days.


     Except as described in this Proxy Statement, neither the Company nor, to the best of its knowledge, any of its directors or executive officers has (i) any contract, arrangement, understanding or relationship with any other person with respect to any securities of Echlin, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies; (ii) had any contacts or negotiations with Echlin or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets; or (iii) has had any transaction with Echlin or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to this Proxy Statement.

ACCOUNTING TREATMENT

     The Proposed Business Combination will be accounted for as a reverse acquisition as the shareholders of Echlin will own a majority of the shares of the Company upon completion of the Merger. Accordingly, for accounting purposes, the Company is treated as the acquired company and Echlin is considered to be the acquiring company. The purchase price will be allocated to the assets and liabilities assumed of the Company based on their estimated fair market values at the acquisition date. Under reverse acquisition accounting, the purchase price is based on the market value of the SPX Common Stock at the date of acquisition. The cash portion of the Consideration will be accounted for as a dividend by the combined company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Stock Issuance will have no federal income tax consequences to either the Company or the shareholders of the Company.

LITIGATION


     On April 6, 1998, Echlin commenced an action entitled Echlin Inc. v. SPX Corporation against the Company in the United States District Court for the District of Connecticut. The complaint alleges that the Company has made misleading statements in public announcements and filings regarding its solicitation and delivery of demands for the Special Meeting. In particular, the Company announced on March 24, 1998, that it had received and was delivering to Echlin demands sufficient to require Echlin to call the Special Meeting. Echlin disputes the validity of most of the demands delivered by the Company to Echlin on the grounds that (1) the demands were submitted on behalf of purported beneficial holders of the Echlin Shares without a supporting omnibus proxy from the record holder of such Echlin Shares, Cede & Co., and (2) the demands delivered by the Company were solicited as of February 18, 1998, despite the fact that the Company repeatedly affirmed the record date to be February 17, 1998. Echlin further contends that the Company's announcements, beginning on March 24, 1998, that the Company has received demands sufficient to require that Echlin call the Special Meeting has tainted the integrity of the solicitation process because it effectively discourages holders of the Echlin Shares who have already issued demands from submitting revocations in response to Echlin's solicitation materials. In addition, Echlin also alleges that the Company's announcements, beginning on March 24, 1998, have furthered the Company's scheme of causing the transfer of Echlin Shares from long-term holders of the Echlin Shares to arbitrageurs who may be more receptive to a Company offer. Based on these contentions, Echlin seeks (i) a declaratory judgment that certain of the Company's public statements regarding the validity of the demands are false and misleading; (ii) a declaratory judgment that the Company's statements regarding the validity of the demands were in violation of the Exchange Act and preliminary and permanent injunctive relief to enjoin the Company from continuing its proxy solicitation for demands; and (iii) to recover certain costs.

     On April 13, 1998, the Company filed its answer, affirmative defenses, counterclaims and a motion for preliminary injunctive relief seeking (i) an order directing Echlin to call the Special Meeting by April 24, 1998, to be held within 60 days of April 24, 1998, or, alternatively, an order by the Court scheduling the Special Meeting on June 1, 1998; and (ii) to enjoin Echlin from making any further false or misleading statements concerning the Company's solicitation of demands or the validity of the demands.

     Based on Echlin's contention that the Company's announcement that it delivered the required number of demands is false and misleading for the reasons stated in its complaint, as set forth above, on April 14, 1998, Echlin filed a motion for a preliminary injunction seeking to preliminarily enjoin the Company from continuing its solicitation of demands and from taking any further action based on such solicitation. The Company believes that Echlin's motion is without merit and that the demands the Company delivered on March 25, 1998, from holders of over 35% of the Echlin Shares were valid and that the Special Meeting must be called and held as required by the Connecticut Business Act and Echlin's by-laws on or before June 23, 1998. A hearing on the parties' respective motions is scheduled for May 7, 1998. The Court's Scheduling Order provides: "In order that SPX not be prejudiced by the establishment of this schedule, should SPX prevail on its preliminary injunction application and the Court order Echlin to call and hold a special meeting, the special meeting shall be held no later than June 23, 1998 (90 days from March 25, 1998)."

MARKET PRICES AND DIVIDENDS

     SPX Common Stock is listed and principally traded on the New York Stock Exchange (under the symbol "SPW") and is also listed on the Pacific Exchange (the "PE"). The Echlin Shares are listed and principally traded on the New York Stock Exchange (under the symbol "ECH"), the PE and the International Stock Exchange in London. The following table sets forth, for the periods indicated, the high and low sale prices per share of SPX Common Stock and per Echlin Share as reported on the NYSE Composite Tape.


                                         SPX COMMON STOCK                    ECHLIN SHARES
                                   ----------------------------      -----------------------------
                                   HIGH      LOW      DIVIDENDS      HIGH      LOW       DIVIDENDS
                                   ----      ---      ---------      ----      ---       ---------
1995
First Quarter....................  $17 3/8   $14 1/4    $.10         $38 1/2   $29 7/8    $0.190
Second Quarter...................   15 1/8    10 3/4     .10          38 3/4    34         0.205
Third Quarter....................   16        11 1/8     .10          39 5/8    33 7/8     0.205
Fourth Quarter...................   17        14 1/8     .10          39 1/2    33 7/8     0.205
1996
First Quarter....................   18 1/8    13 5/8     .10          38 3/4    32 5/8     0.205
Second Quarter...................   27 1/8    18         .10          37 7/8    33 3/8     0.220
Third Quarter....................   31 5/8    21 5/8     .10          37 5/8    29 3/4     0.220
Fourth Quarter...................   40 1/2    26 7/8     .10          34 1/4    30 1/4     0.220
1997
First Quarter....................   49 3/4    37 3/8     .10          35 1/4    29 1/2     0.220
Second Quarter...................   70 5/8    41 7/8      --          36 1/2    31 1/8     0.225
Third Quarter....................   65 3/4    49          --          38 9/16   33 5/8     0.225
Fourth Quarter...................   70 3/8    58 7/16     --          36 5/8    29 13/16   0.225
1998
First Quarter....................   79 1/4    65 3/16     --          52 3/4    34 1/2     0.225
Second Quarter (through April 23,
  1998)..........................   77 15/16  74 3/8      --          52 5/8    49 15/16   0.225


     On February 13, 1998, the last full trading day prior to the first public announcement by the Company of the Proposed Business Combination, the reported high and low sale prices and closing price per share of SPX Common Stock and per Echlin Share on the NYSE Composite Tape and per Echlin Share on an equivalent share basis based on the Consideration of $12.00 in cash and 0.4796 share of SPX Common Stock were as follows:

                                     PER SHARE                  PER EQUIVALENT SHARE
                              ------------------------      ----------------------------
                              HIGH      LOW      CLOSE      HIGH      LOW        CLOSE
                              ----      ---      -----      ----      ---      ---------
The Company.................   75 5/8    74 3/4    75 1/16   --        --          --
Echlin......................   39 1/4    38 1/2    38 7/8    48 1/4    47 13/16     48


     On April 23, 1998, the last full trading day prior to the date of this Proxy Statement, the reported high and low sale prices per Echlin Share and closing price per share of SPX Common Stock on the NYSE Composite Tape and per Echlin Share on an equivalent share basis based on the Consideration of $12.00 in cash and 0.4796 share of SPX Common Stock were as follows:



                                     PER SHARE                  PER EQUIVALENT SHARE
                              ------------------------      ----------------------------
                              HIGH      LOW      CLOSE      HIGH      LOW        CLOSE
                              ----      ---      -----      ----      ---      ---------
The Company.................   75 5/8    74 3/8    74 7/16   --        --          --
Echlin......................   50 15/16  50        50 1/8    48 1/4    47 11/16     47 11/16


SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF SPX COMMON STOCK AND FOR THE ECHLIN SHARES.

DESCRIPTION OF COMPANY CAPITAL STOCK


     The authorized capital of the Company consists of 3,000,000 shares of Preferred Stock, without par value ("SPX Preferred Stock"), issuable in series, of which, as of the Record Date, 500,000 shares have been designated as Series A Preferred Stock and none is issued or outstanding, and 50,000,000 shares of SPX Common Stock of which, as of the Record Date, 12,647,727 shares were issued and outstanding. All of the outstanding shares of capital stock of the Company are fully paid and nonassessable. Holders of the Company's capital stock have no preemptive rights.



     The holders of SPX Common Stock are entitled to have dividends declared in cash, property, or other securities of the Company out of any net profits or net assets of the Company legally available therefor as and when declared by the Company's Board of Directors. In the event of the liquidation or dissolution of the Company's business, the holders of SPX Common Stock will be entitled to receive ratably the balance of the Company's net assets available for distribution after payment of any liquidation or distribution preference payable with respect to any then outstanding shares of SPX Preferred Stock. Each share of SPX Common Stock is entitled to one vote with respect to matters brought before the shareholders, except for the election of any Directors who may be elected by vote of any outstanding shares of SPX Preferred Stock voting as a class.


     The rights and privileges of SPX Common Stock are subordinate to the rights and preferences of any SPX Preferred Stock. The Board of Directors is authorized to fix by resolution the designation of each series of SPX Preferred Stock, and, with respect to each series, the stated value of the shares, the dividend rate and the dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund, the preferences of the shares in the event of the liquidation or dissolution of the Company, the provisions, if any, respecting the redemption of the shares, subject to applicable law, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares would be convertible into or exchangeable for any other shares of the Company, and any other relative, participating, optional or other special rights, qualifications, limitations or restrictions. All shares of any series of SPX Preferred Stock, as between themselves, rank equally and are identical; and all series of SPX Preferred Stock, as between themselves, rank equally and are identical except as set forth in resolutions of the Board of Directors authorizing a particular series.

     The Company has designated a series of SPX Preferred Stock, SPX Series A Preferred Stock, which is issuable in certain circumstances, and issued rights ("Company Rights") to purchase the Company's Series A Preferred Stock to holders of shares of SPX Common Stock. The Company Rights are exercisable only in the event of certain events, such as the acquisition by any person (other than the Company or any of its subsidiaries) of the beneficial ownership of securities representing 20% or more of the outstanding SPX Common Stock without the prior approval of the Company's Board. The shares of SPX Common Stock to be issued in the Stock Issuance will be issued together with the associated Company Rights.

COMPARATIVE PER SHARE DATA (UNAUDITED)

     The following table presents historical and pro forma per share data of the Company, historical per share data of Echlin and pro forma combined per share data as if the Proposed Business Combination had occurred as of September 1, 1996 assuming that the stock component of the Consideration is 0.4796 share of SPX Common Stock. The table also presents Echlin's pro forma equivalent per share data. See "Selected Historical Financial Data of the Company," "Selected Historical Financial Data of Echlin," and "Pro Forma Condensed Combined Financial Data of the Company and Echlin" included elsewhere herein for additional information regarding this pro forma information. The pro forma combined per share data are intended for information purposes, and do not purport to represent what the combined entity's results of continuing operations would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period. Upon consummation of the Proposed Business Combination, the actual financial position and results of operations of the combined company will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the date of the pro forma financial information and the date on which the Proposed Business Combination is consummated and thereafter, as well as the factors discussed under "Risk Factors."

     The pro forma condensed combined financial data do not give effect to any integration or restructuring costs that could result from the combination of the companies. Any integration and rationalization of the operations of Echlin may include certain costs that in turn would result in a charge to earnings of the combined company. Such a charge, which cannot now be quantified fully, may be material and would be recognized in the period in which such a restructuring occurs. These costs may include severance and related employee benefit costs, costs to consolidate manufacturing and distribution facilities, facility rearrangement costs, relocation and moving costs, training costs, debt extinguishment costs, and costs associated with change of control agreements, among others. To date, the Company's access to information related to Echlin has been limited to publicly available information. In addition, publicly available information does not contain sufficient details related to Echlin's severance plans, employee benefit agreements, change of control costs or debt extinguishment provisions to enable the Company to quantify the costs associated with business integration and rationalization actions that may be considered by the Company. Nonetheless, based on assumptions related to headcount reductions and average annual salaries used to compute the annualized expense savings and assuming a severance policy that would result in an average severance term of six months, the estimated pre-tax costs of the severance (excluding any change in control costs) would be approximately $60.0 million.


     The pro forma condensed combined financial data also does not give effect to any costs savings that could result from the combination of the companies. The Company's management estimates that the combined company can achieve approximately $125.0 million of annualized cost savings in the first full year following the acquisition, and $175.0 million of annualized cost savings in the second full year following the acquisition. These costs savings include three categories of estimated annual savings in the second full year: savings associated with headcount reductions of $120.0 million, reduction in duplicative corporate costs of $20.0 million, and manufacturing, distribution and sourcing rationalization of $35.0 million. These savings estimates are based upon assumptions made by the Company's management using available public information of Echlin, certain comparative peer group information of Echlin, and the Company's own internal information. The savings associated with head count reductions were estimated by multiplying a 10% reduction in Echlin's employees, or approximately 3,000 employees, by $40 thousand per employee. The savings per employee were based on the Company's salary data and assumptions related to Echlin's salary structure. The Company believes that the head count reductions are possible given its own experience over the past two years and Echlin's head count levels compared to various peer companies. The savings to reduce duplicate corporate costs approximate the Company's own corporate office expenses. Duplicative corporate costs would include duplicative executive positions, facilities, overlap of other corporate functions, and various external fees and costs. Savings from manufacturing, distribution and sourcing were based upon material cost reductions of 2.5% on an estimated $1.4 billion of material purchases by Echlin. The Company estimated Echlin's material purchases at 50% of Echlin's cost of goods sold in the fiscal year ended August 31, 1997. The 2.5% material cost reduction was based upon the savings realized by the Company in its own sourcing program over the past two years.

                                                                                              ECHLIN
                                                                ECHLIN       PRO FORMA       PRO FORMA
                                            THE COMPANY(A)    HISTORICAL    COMBINED(B)    EQUIVALENT(C)
                                            --------------    ----------    -----------    -------------
Income (loss) per common share from
  continuing operations(d)(e):
     Basic
       Six months ended February 28,
          1998............................      $(4.20)         $ 0.94        $(0.72)         $(0.35)
       Year ended August 31, 1997.........       (3.65)          (0.75)        (3.99)          (1.91)
     Diluted
       Six months ended February 28,
          1998............................       (4.20)           0.93         (0.72)          (0.35)
       Year ended August 31, 1997.........       (3.65)          (0.75)        (3.99)          (1.91)
Dividends per common share (f):
     Six months ended February 28, 1998...          --            0.45            --              --
     Year ended August 31, 1997...........        0.30            0.89          0.30            0.14
Book value per common share:
     February 28, 1998....................       (3.46)          14.90         26.41           12.67
     August 31, 1997......................        1.89           14.48         25.56           12.26

---------------
(a) The six-month and twelve-month information for the Company represents the Company's historical information as of and for the six months ended December 31, 1997 and the Company's pro forma adjusted historical information as of and for the twelve months ended June 30, 1997, respectively, but is presented as of February 28, 1998 and August 31, 1997, respectively, to conform to Echlin's reporting. See "Pro Forma Adjusted Historical Financial Data of the Company."

(b)  See "Pro Forma Condensed Combined Financial Data of the Company and
     Echlin."

(c) Echlin's pro forma equivalent per share information represents the pro forma combined per share information multiplied by 0.4796.

(d) The pro forma condensed combined financial data do not give effect to any integration or restructuring costs, nor to any cost savings, that could result from the combination of the companies.

     The comparative per share data have been affected by various special charges and gains recorded by the Company and Echlin during the periods presented.

     The pro forma condensed combined financial data of the Company and Echlin for the six months ended February 28, 1998 include special charges of $110.0 million recorded by the Company primarily to combine two divisions and to recognize the reduced carrying value of certain assets resulting from the decision to combine the divisions and exit certain product lines. See "Selected Historical Financial Data of the Company."

     The pro forma condensed combined financial data of the Company and Echlin for the year ended August 31, 1997 include special charges and gains of $307.2 million. The special charges and gains included a $7.4 million special charge recorded by the Company related to the combination of five divisions into two divisions, a $6.5 million special charge recorded by the Company of anticipated future legal costs associated with the ongoing litigation with Snap-on Incorporated, a $67.8 million write-off of goodwill recorded by the Company related to acquisitions of Bear Automotive and Allen Testproducts, $254.1 million of repositioning and other special charges recorded by Echlin related to facility realignments and rationalizations and other actions, and $28.6 million of gains from the sale of two divisions by Echlin. See "Selected Historical Financial Data of the Company" and "Selected Historical Financial Data of Echlin."

(e) For purposes of this presentation, Echlin's reported primary loss per share has been assumed to be equivalent to basic and diluted loss per share for the year ended August 31, 1997.

(f) In April 1997, the Company eliminated its quarterly cash dividend and stated that future distributions to shareholders would be in the form of open market purchases of SPX Common Stock when deemed appropriate by management.

               SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table presents the selected historical statement of income and other financial data of the Company. The financial data as of and for the fiscal years ended December 31 have been derived from the audited financial statements of the Company. The Company's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of the Company which are incorporated by reference herein. See "Incorporation of Documents by Reference."

                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                     ---------------------------------------------------------
                                     1997(A)     1996(B)       1995      1994(C)     1993(D,E)
                                     -------     --------    --------    --------    ---------
STATEMENT OF INCOME DATA:
Revenues...........................  $ 922.3     $1,109.4    $1,098.1    $1,079.9    $  747.2
Cost of products sold..............    669.0        850.1       853.5       821.5       508.0
Selling, general and
  administrative...................    175.3        186.5       194.5       198.0       204.1
Other operating expenses, net(f)...      3.9          1.9         8.3         2.9        53.4(c)
Special charges(g).................    116.5(h)      87.9(i)     10.7(i)       --        27.5(j)
                                     -------     --------    --------    --------    --------
Operating income (loss)............    (42.4)       (17.0)       31.1        57.5       (45.8)
Other expense (income), net........    (74.2)(a)     (0.7)       (3.0)        0.1      (102.9)(e)
Interest expense, net..............     13.9         31.8        35.7        35.2        15.9
                                     -------     --------    --------    --------    --------
Income (loss) before income
  taxes............................     17.9        (48.1)       (1.6)       22.2        41.2
Income taxes.......................    (21.3)         7.6        (0.2)        9.1        28.1
                                     -------     --------    --------    --------    --------
Income (loss) from continuing
  operations.......................     (3.4)       (55.7)       (1.4)       13.1        13.1
Discontinued operation(k)..........                    --        (2.8)        1.0         2.1
Cumulative effect of accounting
  changes(l).......................                    --          --          --       (31.8)
Extraordinary items(m).............    (10.3)        (6.6)       (1.1)         --       (24.0)
                                     -------     --------    --------    --------    --------
Net income (loss)..................  $ (13.7)    $  (62.3)   $   (5.3)   $   14.1    $  (40.6)
                                     =======     ========    ========    ========    ========
Income (loss) per share from
  continuing operations:
  Basic............................  $ (0.27)    $  (4.04)   $  (0.10)   $   1.02    $   1.04
  Diluted..........................    (0.27)       (4.04)      (0.10)       1.02        1.04
Weighted average number of common
  shares outstanding:
  Basic............................   12.754(n)    13.785      13.173      12.805      12.604
  Diluted..........................   12.754(n)    13.785      13.173      12.805      12.604
Dividends per share................  $  0.10(n)  $   0.40    $   0.40    $   0.40    $   0.40
OTHER FINANCIAL DATA:
Total assets.......................  $ 583.8     $  616.0    $  831.4    $  929.0    $1,024.4
Total debt.........................    205.3        229.3       319.8       415.2       430.2
Shareholders' equity (deficit).....    (43.4)       105.9       162.2       158.7       145.4
Capital expenditures...............     22.6         20.2        31.0        48.5        15.1
Depreciation and amortization......     25.0         40.8        43.5        38.5        24.4

 Note:  The accompanying notes are an integral part of the selected historical financial data.

           NOTES TO SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

(a) During 1997, the Company sold its Sealed Power division for $223.0 in gross cash proceeds. The Company recorded a pretax gain of $71.9, or $31.2 after-tax. Annual 1996 revenues of this division were approximately $230.0. See "Pro Forma Adjusted Historical Financial Data of the Company."

(b) During 1996, the Company sold its Hy-Lift division for approximately $15.0. Annual 1995 revenues of this division were approximately $45.0. See "Pro Forma Adjusted Historical Financial Data of the Company."

(c) Effective December 31, 1993, the Company acquired the balance of Sealed Power Technologies ("SPT") for $39.0. The Company previously owned 49% of SPT and accounted for its investment using the equity method. SPT's 1993 revenues were $392.0. As a result of this acquisition, the Company was required to recognize its share of SPT's losses, $26.9, in 1993. Also in 1993, the Company initiated consolidation of Sealed Power Europe Limited Partnership which required recognition of cumulative losses of the partnership since its inception, resulting in a charge of $21.5. These charges have been included in other operating expenses, net.

(d) During 1993, the Company acquired Allen Testproducts and its related leasing company for $102.0. Annual 1992 revenues of this acquisition were approximately $83.0.

(e) During 1993, the Company divested its Sealed Power Replacement and Truth divisions for a gain of $105.4 ($64.2 after-tax). Annual 1992 revenues of these divisions were approximately $247.0.

(f) Other operating expenses, net, include goodwill/intangible amortization, minority interest, and earnings from equity interests.

(g) Special charges include certain legal costs, restructuring charges, and write-off of goodwill.

(h) These charges included a $99.0 restructuring charge, a $4.1 charge for five corporate executive staff reductions, and $13.4 of costs associated with various legal matters, including $6.5 of anticipated future legal costs associated with the ongoing litigation with Snap-on Incorporated, legal costs associated with a settled case in California, and certain other matters.

    The Company recorded the $99.0 restructuring charge to combine two divisions within the Service Solutions segment and to recognize reduced carrying value of certain assets resulting from the decision to combine the divisions and exit certain manufactured diagnostic equipment product lines. The restructuring of the two Service Solutions businesses was in response to changing market dynamics and changing needs of customers. The Company decided to combine its OE Tool and Equipment business with its Aftermarket Tool and Equipment business to provide a single business focused on the combined market and customer needs. Additionally, the Company decided to exit certain products to focus upon new generation products that will better meet customer needs. The decision results in a reduction of workforce and closing of certain facilities. The components of the charge have been computed based on management's estimate of the realizable value of the affected tangible and intangible assets and estimated exit costs including severance and other employee benefits based on existing severance policies and local laws.

    The $99.0 charge included $63.7 of restructuring costs, $25.8 of reduced inventory value and $9.5 of reduced value of other tangible and intangible assets related to exiting certain product lines. These restructuring costs included $13.7 of severance related costs for approximately 800 people, $20.3 for incremental repossession and distribution exit costs (including the termination of lease financing and distributor agreements), $21.2 for incremental service and software update obligations resulting from the Company's decision to maintain adequate service capabilities and appropriate software updates of the exited products for customers who have previously purchased the exited products, and $8.5 of costs associated with idled facilities. The implementation of this restructuring is expected to be substantially complete by the end of 1998.

    Of the total special charges of $116.5, the components of the charge that will require the future payment of cash are $80.9. Cash payments in 1997 related to the special charges were $1.5. The expected future cash payments include an estimated $49.0 in 1998 with the remainder, principally repossession costs and service and software update obligations, over the following two years. As there is some uncertainty associated with the timing of the cash payments, the remaining accrual at December 31, 1997 of $79.4 has been classified in other current accrued liabilities. Management estimates that savings from the restructuring will increase operating income by $3.0 in 1998 and $10.0 in 1999. The savings result primarily from the reduction in headcount and facilities.

(i) During the fourth quarter of 1995, management authorized and committed the Company to undertake two significant restructuring plans. The first plan consolidated five Service Solutions divisions into two divisions. The second plan closed Sealed Power division's German foundry operation and transferred certain piston ring operations to other facilities. In 1996, three additional restructuring actions were initiated including an early retirement program at the Service Solutions divisions, a cost reduction initiative at several Service Solutions international locations, and an early retirement program at the Sealed Power division. A summary of these restructurings follows:

                                                              1996     1995
                                                              -----    -----
Service Solutions -- Five divisions consolidated into two
  divisions.................................................  $11.2    $ 7.0
Service Solutions -- Early retirement.......................    1.1       --
Service Solutions -- International..........................    3.5       --
SPD -- Closing foundry at SP Europe.........................     --      3.7
SPD early retirement........................................    4.2       --
                                                              -----    -----
          Total.............................................  $20.0    $10.7

     Service Solutions Restructuring -- In order to improve customer service, reduce costs and improve productivity and asset utilization, the Company decided to consolidate five existing Service Solutions divisions into two. This restructuring plan involved closing two Company owned manufacturing facilities, a Company owned distribution facility, several leased service centers and a leased sales facility in France. The plan also included combining sales, engineering and administrative functions, and was completed at the end of 1996. The plan included the termination of approximately 570 employees resulting in a net reduction of approximately 310 employee positions after considering staffing requirements at remaining facilities.

     The Company recorded a $7.0 charge in 1995 and an $11.2 charge in 1996 to complete this restructuring. These charges recognized severance and benefits for employees to be terminated, holding costs of vacated facilities, the adjustment to fair market value of one manufacturing facility to be closed, and other costs to complete the consolidation of the divisions. The distribution facility was sold during the fourth quarter of 1996 and the manufacturing facilities were sold during 1997.

     Service Solutions -- Early Retirement -- Closely associated with the consolidation of five divisions into two, an early retirement program was accepted by approximately 60 people and the Company recorded a $1.1 charge in the first quarter of 1996.

     Service Solutions -- International -- During the second quarter of 1996, the Company recorded a $3.5 restructuring charge principally to recognize severance associated with the termination of 113 international employees and related operating downsizing costs.

     SPD -- Closing Foundry at SP Europe -- The Company closed its unprofitable foundry operations at SP Europe and transferred certain piston ring operations to other facilities. This closing resulted in the elimination of approximately 200 positions and was completed at the end of the third quarter of 1996. In 1995, the Company recorded a $3.7 restructuring charge to accrue severance that was paid to these employees.

     Sealed Power Division Early Retirement -- During the second quarter of 1996, the Company recorded a $4.2 restructuring charge for the early retirement of 94 employees at the Sealed Power division.

     The actual savings associated with the 1995 and 1996 restructuring actions relate primarily to the Service Solutions restructuring actions. The actual savings achieved in 1996 and 1997 have been consistent with the estimated full year savings of $23.0 by the year 1998. The actions increased operating income by an estimated $7.0 in 1996 and an estimated $12.0 in 1997.

     These charges were recorded in the appropriate periods in accordance with the requirements of Emerging Issues Task Force Pronouncement 94-3. Certain costs incurred in connection with management's planned actions not qualifying for accrual in 1995 were recorded in 1996, based on employee acceptance of voluntary termination benefits and the satisfaction of other requirements to recognize these costs. At December 31, 1997, the restructuring actions initiated in 1995 and 1996 were complete and the actual costs to implement the actions did not differ materially from the estimates used to record these accruals.


     At December 31, 1996, the Company recognized a $67.8 goodwill write-off ($83.0 gross and $15.2 of accumulated amortization), with no associated tax benefit. The goodwill was related to the 1988 acquisition of Bear Automotive Company and the 1993 acquisition of Allen Testproducts, collectively referred to as Automotive Diagnostics. This goodwill represented the Company's intangible business investment in PC based engine diagnostic equipment, wheel service equipment and gas emissions testing equipment. At December 31, 1995, management's analysis of this business projected that the cost savings, market synergies and other factors which, in part, would be realized from the Bear Automotive and Allen Testproducts combination in 1995 and various subsequent restructuring actions would result in non-discounted operating income sufficient to exceed goodwill amortization. The decision to write off the goodwill resulted from conclusions drawn from the Company's strategic review process that was completed in December of 1996. The strategic review found accelerating technological changes had significantly reduced the remaining life of PC based diagnostic equipment. The process also found significant uncertainties about the future opportunities related to gas emissions testing equipment, and a decline in the Company's wheel service equipment market share. Management's analysis of this business at December 31, 1996 projected significant differences in business conditions from its December 31, 1995 analysis including declining revenues and margins of diagnostic and wheel service equipment and reduced revenues related to the emissions testing equipment due to the uncertainties about the future status of the state emissions programs. This analysis indicated that the businesses, as originally acquired, would not be able to generate operating income sufficient to offset the annual goodwill amortization. Assessing the impact of these factors on the businesses, as originally acquired, management concluded that Automotive Diagnostics' goodwill was impaired.


(j) During 1993, the Company recognized a $27.5 ($18.5 after tax) special charge to combine its Bear Automotive operation with Allen Testproducts.

(k) During 1995, the Company sold SPX Credit Corporation and recorded a pretax loss of $4.8 ($3.0 after-tax). The financial results of this operation are included as a discontinued operation through the date of divestiture.

(l) During 1993, the Company adopted a new accounting methodology for its ESOP and reflected its 49% share of SPT's adoption of SFAS No. 106 regarding accounting for postretirement benefits other than pensions.

(m) During 1997, the Company tendered for substantially all ($126.7) of its outstanding 11 3/4% senior subordinated notes. The Company recorded an extraordinary item, net of taxes, of $10.3 for the costs to purchase the notes. During 1996, the Company purchased $99.9 of these notes and recorded an extraordinary item, net of taxes, of $6.6 for the costs to purchase the notes. During 1995, the Company purchased $31.7 of these notes and recorded an extraordinary item, net of taxes, of $1.1 for the costs to purchase the notes. During 1993, the Company recorded the costs associated with prepayment of certain Company and SPT indebtedness totaling $24.0, net of taxes, as an extraordinary item.

(n) During 1997, the Company purchased 2.147 shares of SPX Common Stock through a Dutch Auction self-tender offer for $56.00 per share. As of December 31, 1997, the Company had purchased an additional 0.390 shares through open market purchases. Also, concurrent with the Dutch Auction, the Company announced the elimination of quarterly cash dividends and stated that future distributions to shareholders would be in the form of open market purchases of SPX Common Stock, when deemed appropriate by management.

                  SELECTED HISTORICAL FINANCIAL DATA OF ECHLIN
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table presents selected historical statement of income and other financial data of Echlin. The financial data as of and for the six months ended February 28, 1998 and February 28, 1997 have been derived from the unaudited financial statements of Echlin contained in Echlin's 1998 Second Quarter Form 10-Q. The financial data as of and for the fiscal years ended August 31 have been derived from the audited financial statements of Echlin and selected financial data contained in Echlin's 1997 Form 10-K. The operating results for the six months ended February 28, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending August 31, 1998. Echlin's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of Echlin which are incorporated by reference herein (except for the report of Echlin's independent accountants contained in Echlin's 1997 Form 10-K which is not incorporated herein by reference because the consent of Echlin's independent accountants has not yet been obtained). See "Incorporation of Documents by Reference."

                                  AS OF AND FOR
                                SIX MONTHS ENDED
                                  FEBRUARY 28,          AS OF AND FOR THE FISCAL YEAR ENDED AUGUST 31,
                               -------------------   ----------------------------------------------------
                                 1998       1997       1997       1996       1995       1994       1993
                               --------   --------   --------   --------   --------   --------   --------
Statement of income data:
Net sales....................  $1,725.2   $1,693.1   $3,568.6   $3,128.7   $2,717.9   $2,229.5   $1,944.5
Cost of goods sold...........   1,303.3    1,280.4    2,707.1    2,309.0    1,932.5    1,571.3    1,378.0
Selling and administrative
  expenses...................     312.5      301.1      640.1      574.6      531.3      468.5      420.4
Repositioning and other
  special charges(a).........        --         --      254.1         --         --         --         --
Gain on sales of
  businesses(b)..............        --         --      (28.6)        --         --         --         --
                               --------   --------   --------   --------   --------   --------   --------
Income (loss) from
  operations.................     109.4      111.6       (4.1)     245.1      254.1      189.7      146.1
Interest expense, net........      19.2       16.7       40.6       32.9       23.6       11.7        8.5
                               --------   --------   --------   --------   --------   --------   --------
Income (loss) before taxes...      90.2       94.9      (44.7)     212.2      230.5      178.0      137.6
Provision for taxes..........      30.7       33.2        2.2       70.0       76.1       56.9       44.0
                               --------   --------   --------   --------   --------   --------   --------
Income (loss) before
  cumulative effect of
  accounting change..........      59.5       61.7      (46.9)     142.2      154.4      121.1       93.6
Cumulative effect of
  accounting change(c).......        --         --         --         --         --        2.6         --
                               --------   --------   --------   --------   --------   --------   --------
Net income (loss)............  $   59.5   $   61.7   $  (46.9)  $  142.2   $  154.4   $  123.7   $   93.6
                               ========   ========   ========   ========   ========   ========   ========
Earnings per share:
  Primary(d).................  $     --   $     --   $  (0.75)  $   2.30   $   2.60   $   2.10   $   1.60
  Basic......................      0.94       0.99         --         --         --         --         --
  Diluted....................      0.93       0.98         --         --         --         --         --
Average shares outstanding:
  Primary....................        --         --     62.601     61.919     59.476     58.996     58.560
  Basic......................    63.194     62.377         --         --         --         --         --
  Diluted....................    63.670     63.225         --         --         --         --         --
Dividends per share..........  $   0.45   $   0.44   $   0.89   $   0.85   $   0.79   $   0.73   $   0.70
Other financial data:
Total assets.................  $2,381.9   $2,466.8   $2,374.2   $2,130.8   $1,961.0   $1,577.4   $1,263.3
Total debt...................     801.8      847.2      757.9      495.9      507.1      308.3      164.2
Shareholders' equity.........     945.5    1,046.7      913.7    1,008.9      909.3      799.0      713.8
Capital expenditures.........      66.4       68.9      149.2      104.4      103.9       73.8       41.5
Depreciation and
  amortization...............      58.2       56.4      113.9       90.9       76.6       64.2       59.7

 Note:  The accompanying notes are an integral part of the selected historical financial data.

             NOTES TO SELECTED HISTORICAL FINANCIAL DATA OF ECHLIN
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

(a) During fiscal 1997, Echlin recorded repositioning and other special charges of $254.1, pretax. The repositioning charge included expenses related to facility realignments and rationalizations, and the write-down to net realizable value of businesses to be disposed. In addition, goodwill associated with brand names no longer in use was written off, inventory related to discontinued and rationalized product lines was written down, property, plant and equipment idled by facility closures and product line rationalizations were reduced, and other investments and deferred customer acquisition costs were written off.

(b) During fiscal 1997, Echlin sold two divisions for gross proceeds of $75.9. Echlin reported a pretax gain of $28.6.

(c) During fiscal 1994, Echlin adopted a new accounting methodology for income taxes.

(d) Echlin indicates that pro forma diluted loss per share under FAS 128 would have been less than the reported loss per share for the year ended August 31, 1997.


(e) During February 1998, Echlin signed a definitive agreement to sell its Midland-Grau heavy duty brake operations to the Haldex Group of Sweden. The transaction was completed on April 3, 1998. The sales price, which is subject to completion of the closing date balance sheet, was approximately $150.0. Any gain from this transaction will be included in the results of operations for the third quarter. Echlin will use the proceeds from the sale to pay down existing bank debt.

                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                           OF THE COMPANY AND ECHLIN
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


     The following information is presented as if the Proposed Business Combination of the Company and Echlin occurred on September 1, 1996 for statement of income and related data and on February 28, 1998 for balance sheet data. The pro forma data assume that the Proposed Business Combination is effected by the exchange of shares of SPX Common Stock and cash for Echlin Shares. The pro forma data assume the Company will exchange 0.4796 shares of SPX Common Stock and $12.00 cash for each Echlin Share, whereby 30.268 shares of SPX Common Stock and $757.3 of cash are issued in exchange for all outstanding Echlin Shares and equivalent Echlin Shares, other than those owned by the Company. The Proposed Business Combination will be accounted for as a reverse acquisition, as the shareholders of Echlin will own a majority of the outstanding shares of SPX Common Stock upon completion of the transaction. Accordingly, for accounting purposes, the Company is treated as the acquired company and Echlin is considered to be the acquiring company. The purchase price will be allocated to the assets and liabilities assumed of the Company based on their estimated fair market values at the acquisition date. Under reverse acquisition accounting, the purchase price of the Company is based on the fair market value of the SPX Common Stock at the date of acquisition. The cash portion of the Consideration will be accounted for as a dividend by the combined company. The Company's financial position and results of operations will not be included in Echlin's consolidated financial statements prior to the date the Merger is consummated.



     Under reverse acquisition accounting, the purchase price of the Company is based on the fair market value of SPX Common Stock. For purposes of this pro forma information, the fair market value of SPX Common Stock is assumed to be $76 1/16 per share, which reflects the closing price of SPX Common Stock as of April 16, 1998. The Consideration includes 0.4796 share of SPX Common Stock. This is a fixed exchange ratio and will not be adjusted in the event of any increase or decrease in the market price of SPX Common Stock. Consequently, changes in the market price of SPX Common Stock will not impact these pro forma financial statements other than to increase or decrease the purchase price of SPX and the related amount of goodwill and amortization thereof. The measurement date for determining the fair market value of SPX Common Stock will be the date that the Minimum Tender Condition is satisfied or waived or the date that the Company has entered into a definitive agreement or announced an agreement in principle with Echlin providing for a merger or business combination with Echlin. If the market value of SPX Common Stock used in these pro forma financial statements were assumed to change by $1.00 per share, the impact would be to increase or decrease annual goodwill amortization and net income by $0.3 ($0.01 per share).


     The pro forma condensed combined financial data are intended for information purposes, and do not purport to represent what the combined entity's results of continuing operations or financial position would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period. Upon consummation of the Proposed Business Combination, the actual financial position and results of operations of the combined company will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results between the date of the pro forma condensed combined financial data and the date on which the Proposed Business Combination is consummated and thereafter, as well as the factors discussed under "Risk Factors."

     The pro forma condensed combined financial data do not give effect to any integration or restructuring costs that could result from the combination of the companies. Any integration and rationalization of the operations of Echlin may include certain costs that in turn would result in a charge to earnings of the combined company. Such a charge, which cannot now be quantified fully, may be material and would be recognized in the period in which such a restructuring occurs. These costs may include severance and related employee benefit costs, costs to consolidate manufacturing and distribution facilities, facility rearrangement costs, relocation and moving costs, training costs, debt extinguishment costs, and costs associated with change of control agreements, among others. To date, the Company's access to information related to Echlin has been limited to publicly available information. In addition, publicly available information does not contain sufficient details related to Echlin's severance plans, employee benefit agreements, change of control costs or debt extinguishment provisions to enable the Company to quantify the costs associated with business integration and rationalization actions that may be considered by the Company. Nonetheless, based on assumptions related to headcount reductions and average annual salaries used to compute the annualized expense savings and assuming a severance policy that would result in an average severance term of six months, the estimated pre-tax costs of the severance (excluding any change in control costs) would be approximately $60.0.


     The pro forma condensed combined financial data also do not give effect to any cost savings that could result from the combination of the companies. The Company's management estimates that the combined company can achieve approximately $125.0 of annualized cost savings in the first full year following the acquisition, and $175.0 of annualized cost savings in the second full year following the acquisition. These cost savings include three categories of estimated annual savings in the second full year: savings associated with headcount reductions of $120.0; reduction in duplicative corporate costs of $20.0; and manufacturing, distribution and sourcing rationalization of $35.0. These savings estimates are based upon assumptions made by the Company's management using available public information of Echlin, certain comparative peer group information of Echlin, and the Company's own internal information. The savings associated with head count reductions were estimated by multiplying a 10% reduction in Echlin's employees, or approximately 3,000 employees, by $40 thousand per employee. The savings per employee were based on the Company's salary data and assumptions related to Echlin's salary structure. The Company believes that the head count reductions are possible given its own experience over the past two years and Echlin's head count levels compared to various peer companies. The savings to reduce duplicative corporate costs approximate the Company's own corporate office expenses. Duplicative corporate costs would include duplicative executive positions, facilities, overlap of other corporate functions, and various external fees and costs. Savings from manufacturing, distribution and sourcing were based upon material cost reductions of 2.5% on an estimated $1.4 billion of material purchases by Echlin. The Company estimated Echlin's material purchases at 50% of Echlin's cost of goods sold in the fiscal year ended August 31, 1997. The 2.5% material cost reduction was based upon the savings realized by the Company in its own sourcing program over the past two years.


     In the pro forma condensed combined financial data, Echlin's information was derived from Echlin's 1997 Form 10-K and Echlin's 1998 Second Quarter Form 10-Q. For the Company's pro forma adjusted historical financial data, see "Pro Forma Adjusted Historical Financial Data of the Company," presented elsewhere herein.

     The pro forma condensed combined financial data should be read in conjunction with the financial statements and notes thereto included in the Company's 1997 Form 10-K, the Company's 1997 Third Quarter Form 10-Q, Echlin's 1997 Form 10-K and Echlin's 1998 Second Quarter Form 10-Q.

                          PRO FORMA CONDENSED COMBINED
                    FINANCIAL DATA OF THE COMPANY AND ECHLIN
                   FOR THE SIX MONTHS ENDED FEBRUARY 28, 1998
                                  (UNAUDITED)

                                                  THE
                                                COMPANY          ECHLIN         PRO FORMA
                                             HISTORICAL(A)    HISTORICAL(A)    ADJUSTMENTS    PRO FORMA
                                             -------------    -------------    -----------    ---------
                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
Statement of income data:
----------------------------
Revenues...................................     $ 455.4         $1,725.2         $    --      $2,180.6
Cost of products sold......................       328.8          1,303.3             1.7(d)    1,633.8
Selling, general and administrative
  expenses.................................        88.2            312.5             1.7(d)      402.4
Other operating expenses, net..............         1.9               --            11.1(d)       13.0
Special charges (l)........................       110.0               --              --         110.0
                                                -------         --------         -------      --------
Operating income (loss)....................       (73.5)           109.4           (14.5)(d)      21.4
Other expense (income), net................        (1.5)              --              --          (1.5)
Interest expense, net......................         6.6             19.2            42.5(f)       68.3
                                                -------         --------         -------      --------
Income (loss) before income taxes..........       (78.6)            90.2           (57.0)        (45.4)
Provision (benefit) for income taxes.......       (28.5)            30.7           (17.4)(g)     (15.2)
Income (loss)..............................     $ (50.1)        $   59.5         $ (39.6)     $  (30.2)
                                                =======         ========         =======      ========
Income (loss) per share:
  Basic....................................     $ (4.20)                                      $  (0.72)
  Diluted..................................       (4.20)                                         (0.72)
Weighted average number of common shares
  outstanding..............................      11.937                           29.781(h)     41.718
Dividends per share (m)....................     $    --                                       $     --
Other financial data:
---------------------
Capital expenditures.......................     $  12.0         $   66.4         $    --      $   78.4
Depreciation and amortization..............        11.7             58.2            13.6          83.5

     Note: The accompanying notes are an integral part of the pro forma condensed combined financial data.

                          PRO FORMA CONDENSED COMBINED
                    FINANCIAL DATA OF THE COMPANY AND ECHLIN
                       FOR THE YEAR ENDED AUGUST 31, 1997
                                  (UNAUDITED)

                                                   THE
                                                 COMPANY
                                                PRO FORMA
                                                ADJUSTED          ECHLIN         PRO FORMA
                                              HISTORICAL(B)    HISTORICAL(B)    ADJUSTMENTS    PRO FORMA
                                              -------------    -------------    -----------    ---------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Statement of income data:
----------------------------
Revenues....................................     $ 825.4         $3,568.6        $     --      $4,394.0
Cost of products sold.......................       595.7          2,707.1             3.3(d)    3,306.1
Selling, general and administrative
  expense...................................       168.7            640.1             3.3(d)      812.1
Other operating expenses, net...............         3.9               --            22.2(d)       26.1
Special charges and gains (k,1).............        81.7            225.5              --         307.2
                                                 -------         --------        --------      --------
Operating income (loss).....................       (24.6)            (4.1)(d)       (28.8)        (57.5)
Other expense (income), net.................        (2.3)              --              --          (2.3)
Interest expense, net.......................        17.8             40.6            79.6(f)      138.0
                                                 -------         --------        --------      --------
Income (loss) before income taxes...........       (40.1)           (44.7)         (108.4)       (193.2)
Provision (benefit) for income taxes........        10.4              2.2(g)         32.8         (20.2)
                                                 -------         --------        --------      --------
Income (loss) (c)...........................     $ (50.5)        $  (46.9)       $  (75.6)     $ (173.0)
                                                 =======         ========        ========      ========
Income (loss) per share:
  Basic.....................................     $ (3.65)                                      $  (3.99)
  Diluted...................................       (3.65)                                         (3.99)
Weighted average number of common shares
  outstanding...............................      13.845                           29.472(h)     43.317
Dividends per share (m).....................     $  0.30                                       $   0.30
Other financial data:
---------------------
Capital expenditures........................     $  17.5         $  149.2        $     --      $  166.7
Depreciation and amortization...............        25.0            113.9            27.2         166.1

     Note: The accompanying notes are an integral part of the pro forma condensed combined financial data.

                          PRO FORMA CONDENSED COMBINED
                    BALANCE SHEET OF THE COMPANY AND ECHLIN
                            AS OF FEBRUARY 28, 1998
                                  (UNAUDITED)


                                           THE COMPANY           ECHLIN          PRO FORMA
                                          HISTORICAL(A)       HISTORICAL(A)     ADJUSTMENTS       PRO FORMA
                                        -----------------   -----------------   -----------   -----------------
                                                                     (IN MILLIONS)
ASSETS:
Current assets........................       $383.5             $1,207.0         $   10.3(i)      $1,585.9
                                                                                    (14.9)(i)
Property, plant and equipment, net....        122.1                730.2             40.0(i)         892.3
Marketable securities.................           --                 80.4               --             80.4
Intangible assets.....................           --                318.6               --            318.6
Goodwill..............................         60.2                   --            (60.2)(i)      1,006.7
Other assets..........................         18.0                 45.7          1,006.7(i)         187.7
                                                                                     37.5(e)
                                                                                     87.3(i)
                                                                                     (0.8)(i)
                                             ------             --------         --------         --------
     Total assets.....................       $583.8             $2,381.9         $1,105.9         $4,071.6
                                             ======             ========         ========         ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Notes payable and current maturities
  of long-term debt...................       $  2.8             $   59.6         $     --         $   62.4
Other current liabilities.............        283.8                557.7               --            841.5
Total long-term liabilities...........        138.1                 76.9            (19.4)(i)        250.3
Long-term debt........................        202.5                742.2             54.7(i)       1,782.6
                                                                                    809.8(e)
                                                                                     28.1(n)
Total shareholders' equity
  (deficit)...........................        (43.4)               945.5            999.6(j)       1,134.8
                                                                                   (757.3)(j)
                                                                                    (14.9)(i)
                                                                                    (28.1)(n)
                                                                                     43.4(j)
                                                                                    (10.0)(i)
                                             ------             --------         --------         --------
     Total liabilities and
       shareholders' equity...........       $583.8             $2,381.9         $1,105.9         $4,071.6
                                             ======             ========         ========         ========


Note: The accompanying notes are an integral part of the pro forma condensed combined balance sheet.

                     NOTES TO PRO FORMA CONDENSED COMBINED
                    FINANCIAL DATA OF THE COMPANY AND ECHLIN
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

(a) Pro forma information as of and for the six months ended February 28, 1998 includes the actual historical results of the Company as of and for the six months ended December 31, 1997 (the most current fiscal quarter end of the Company within 93 days of February 28, 1998) and the actual historical results of Echlin as of and for the six months ended February 28, 1998.

(b) Pro forma information for the year ended August 31, 1997 includes the pro forma adjusted historical results of the Company for the twelve months ended June 30, 1997 (the most current fiscal twelve month period of the Company within 93 days of August 31, 1997) and the actual historical results of Echlin for the year ended August 31, 1997. The pro forma adjusted historical results of the Company for the twelve months ended June 30, 1997 reflect the Company's February 1997 disposition of the Sealed Power division and its November 1996 disposition of the Hy-Lift division, as if such dispositions occurred on July 1, 1996. See "Pro Forma Adjusted Historical Financial Data of the Company," presented elsewhere herein.

(c) The pro forma condensed combined financial data reflect only results from continuing operations. The Company recorded a $16.4 extraordinary item, net of taxes, in the twelve months ended June 30, 1997. The extraordinary item related to the Company's purchase of its 11 3/4% senior subordinated notes.

(d) These pro forma adjustments reflect the impact of the allocation of the purchase price to the assets and liabilities of the Company on the pro forma condensed combined statement of income and other financial data. The ultimate allocation of the purchase price to the net assets acquired, goodwill and other intangible assets, liabilities assumed and incomplete technology of the Company is subject to final determination of their respective fair values, and as a result, these adjustments could change. The following table reflects the pro forma condensed combined statement of income impact of the purchase accounting adjustments:

                                                 COST OF     SELLING,      OTHER
                                                 PRODUCTS    GENERAL     OPERATING
                                                   SOLD      & ADMIN.    EXPENSES     TOTAL
                                                 --------    --------    ---------    -----
Additional depreciation........................    $2.5        $2.5        $  --      $ 5.0
Pension expense adjustment.....................     0.3         0.3           --        0.6
Amortization of previously recorded goodwill...      --          --         (3.0)      (3.0)
Goodwill and intangible amortization on
  transaction..................................      --          --         25.2       25.2
Postretirement expense adjustment..............     0.5         0.5           --        1.0
                                                   ----        ----        -----      -----
Year ended August 31, 1997.....................    $3.3        $3.3        $22.2      $28.8
                                                   ====        ====        =====      =====
Six months ended February 28, 1998.............    $1.7        $1.7        $11.1      $14.5
                                                   ====        ====        =====      =====

    Upon consummation of the transaction, an estimated $10.0 charge for incomplete technology will occur; however, this charge is not reflected in the pro forma data as the charge is non-recurring and has no continuing impact.

(e) This pro forma adjustment reflects the borrowings for the cash portion of the Consideration, debt issuance costs for new financing, and other estimated transaction fees of $15.0. The cash portion of the Consideration is $757.3, which represents $12.00 per Echlin Share multiplied by 63.111 Echlin Shares and Echlin Share equivalents outstanding.

    The outstanding and equivalent Echlin Shares include Echlin Shares outstanding at February 28, 1998 and Echlin Shares issuable (treasury stock method) upon exercise of Echlin's options, less 1.150 Echlin Shares held by the Company as of February 28, 1998. The debt issuance costs are estimated at $37.5 to obtain a new seven year $2,400 financing to effect the Proposed Business Combination, to refinance existing debt of both the Company and Echlin and to provide working capital.

(f) These pro forma adjustments reflect the interest expense associated with the incremental borrowings ($837.9) to effect the Proposed Business Combination including the debt incurred to purchase Shares described in note (n), as if the incremental borrowings had occurred at September 1, 1996. The pro forma interest expense adjustment also reflects the refinancing of existing debt under a new seven year $2,400 financing as of September 1, 1996. The interest expense has been computed on an assumption that borrowings under the new credit facility will bear interest at a rate of LIBOR plus 2 1/4% (8% was used in these pro forma financial statements) and that debt issuance costs are amortized over seven years. If the interest rate used in the pro forma financial data were assumed to increase by 1/8%, the impact would be to increase net loss by $0.7 ($0.02 per share) and by $1.4 ($0.03 per share) for the six months ended February 28, 1998 and for the year ended August 31, 1997, respectively. Average historical outstanding debt of the Company and Echlin, as used in this pro forma presentation, was $973.3 and $973.5 for the six months ended February 28, 1998 and for the year ended August 31, 1997, respectively.

(g) These adjustments represent the estimated income tax effect of the pro forma adjustments, excluding goodwill expense which will not be deductible for tax purposes, using an effective income tax rate of 38%.

(h) These pro forma adjustments reflect the additional shares of SPX Common Stock to be issued in the transaction. The additional shares to be issued are calculated assuming that the stock component of the Consideration is
    0.4796 share of SPX Common Stock, which converts weighted average outstanding Echlin Shares to weighted average outstanding shares of SPX Common Stock. The Echlin Shares used in these calculations include reported weighted average outstanding Echlin Shares, less 1.150 Echlin Shares held by the Company as of February 28, 1998.

(i) These pro forma adjustments reflect the allocation to the assets and liabilities of the Company of the difference between the market value of the Company and the Company's book value (the "excess purchase price"). The market value of the Company is assumed to be the sum of the fair market value of the outstanding SPX Common Stock (less unallocated SPX Common Stock held by the Company's KSOP and restricted SPX Common Stock) and the fair value of the Company's outstanding options. The Company's book value is assumed to be its shareholders' deficit adjusted by estimated transaction fees of $15.0 which are assumed to have been incurred by the Company prior to the combination.

Market Value of the Company:
  Shares of SPX Common Stock outstanding....................    12.531
  Unallocated SPX Common Stock held in KSOP and Restricted
     SPX Common Stock.......................................  $ (0.658)
                                                              ---------
  Adjusted SPX Common Stock outstanding.....................    11.873
  Market price per share of SPX Common Stock................    76.0625
                                                              ---------
  Market value of SPX Common Stock outstanding..............  $903.1
  Market value of outstanding options.......................    96.5
                                                              ---------
  Market value of the Company...............................               $  999.6
Company's Book Value:
  December 31, 1997 shareholders' deficit...................  $(43.4)
  Assumed transaction fees..................................   (15.0)
                                                              ---------
  Company's Book Value......................................               $  (58.4)
                                                                           --------
  Excess Purchase Price.....................................               $1,058.0
                                                                           ========

     This excess purchase price has been allocated to the assets and liabilities of the Company as follows:

Inventory...................................................  $   10.3
Property, plant & equipment.................................      40.0
Prepaid pension (other assets)..............................      87.3
Deferred financing fees (other assets)......................      (0.8)
Goodwill -- previously recorded.............................     (60.2)
Goodwill and intangible assets..............................   1,006.7
Incomplete technology.......................................      10.0
Postretirement health and life insurance liability..........      19.4
Deferred tax liability......................................     (54.7)
                                                              --------
                                                              $1,058.0
                                                              ========

    The preliminary allocations of the excess purchase price are based upon current estimates and information available to the Company. Property, plant and equipment reflect the adjustment to estimated fair market values of these assets. Prepaid pension reflects the adjustment to the fair market value of the plan assets less the projected benefit obligation. Goodwill, previously recorded, reflects the elimination of goodwill that is included in the Company's historical balance sheet. Goodwill and intangible assets reflects the amount of excess purchase price remaining after allocations to all other assets and liabilities. Incomplete technology represents the estimated fair market value of in process product development costs. Postretirement health and life insurance liability reflects the adjustment of the liability to the accumulated benefit obligation. The deferred tax liability reflects the deferred tax liabilities related to these allocations.

    The goodwill recorded as a result of these allocations will be amortized over a 40 year life. In determining the estimated useful life, management considered the nature, competitive position, life cycle position, and historical and expected future operating income of the Company, as well as management's commitment to support the Company through continued investment in capital expenditures, operational improvements, and research and development. After the transaction, the combined company will continually review whether subsequent events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. If events and circumstances indicate that goodwill related to a particular business should be reviewed for possible impairment, the combined company will use projections to assess whether future operating income on a non-discounted basis (before goodwill amortization) of the unit is likely to exceed the goodwill amortization over the remaining life of the goodwill, to determine whether a write-down of goodwill to recoverable value is appropriate.

    The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets, liabilities assumed and incomplete technology is subject to final determination of their respective fair values. This final allocation will be based upon the results of a professional appraisal that will be performed upon the consummation of the transaction. The Company's management believes the above preliminary allocations of the purchase price are reasonable and will not materially change upon completion of the appraisal.


    The pro forma adjustments include the elimination of the Company's $14.9 investment in 0.416 Echlin Shares (included in current assets). As of December 31, 1997, the Company had recorded an investment of $14.9 in the common stock of Echlin. This investment represents 0.416 Echlin Shares, or approximately 0.7% ownership of Echlin. As discussed, for accounting purposes, the Company will not be considered the acquiring company. An objective of acquiring the common stock of Echlin is to minimize the costs associated with pursuing the offer to purchase Echlin by the expected short-term appreciation in Echlin's stock price. Consequently, the Echlin Shares are considered to be trading securities and are carried on the consolidated balance sheet in Prepaid and other current assets at market value. The unrealized gain related to this investment in the six months ended December 31, 1997 was immaterial. As of February 28, 1998, there were no other intercorporate transactions that required elimination.

(j) These pro forma adjustments reflect the effect of reverse acquisition accounting by adding the market value of the Company ($999.6), subtracting the Company's December 31, 1997 shareholder deficit ($43.4), and subtracting the cash payout ($757.3) which is treated as a dividend by the combined company.

(k) Reflects a reclassification to special charges of $6.5 of legal costs that were previously classified as other expense (income), net in the Company's 1997 Second Quarter Form 10-Q.

(l) The pro forma condensed combined financial data do not give effect to any integration or restructuring costs, nor to any cost savings, that could result from the combination of the companies.

    The pro forma condensed combined financial data of the Company and Echlin for the six months ended February 28, 1998 include special charges of $110.0 recorded by the Company primarily to combine two divisions and to recognize reduced carrying value of certain assets resulting from the decision to combine the divisions and exit certain product lines. See "Selected Historical Financial Data of the Company."

    The pro forma condensed combined financial data of the Company and Echlin for the year ended August 31, 1997 include special charges and gains of $307.2. The special charges and gains included a $7.4 special charge recorded by the Company related to the combination of five divisions into two divisions, a $6.5 special charge recorded by the Company of anticipated future legal costs associated with the ongoing litigation with Snap-on Incorporated, a $67.8 write-off of goodwill recorded by the Company related to the acquisitions of Bear Automotive and Allen Testproducts, $254.1 of repositioning and other special charges recorded by Echlin related to facility realignments and rationalizations and other actions, and $28.6 of gains from the sale of two divisions by Echlin. See "Selected Historical Financial Data of the Company" and "Selected Historical Financial Data of Echlin."

(m) Represents the historical quarterly cash dividend per share of the Company for the periods presented. In April 1997, the Company eliminated its quarterly cash dividend and stated that future share repurchases would be used, when appropriate, for distributions to shareholders.

(n) Represents the debt incurred by the Company to purchase an additional 0.734 Shares in February 1998.

          PRO FORMA ADJUSTED HISTORICAL FINANCIAL DATA OF THE COMPANY
                                  (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     On February 7, 1997, the Company completed the sale of substantially all of the assets and rights used in the manufacture and distribution of piston rings and cylinder liners, known as the Sealed Power division ("SPD"). The gross cash sales proceeds were $223.0. Additionally, effective November 1, 1996, the Company sold its Hy-Lift division to W.A. Thomas Company. Hy-Lift manufactures and distributes engine valve train components to both the original equipment market and the aftermarket. The gross cash sales proceeds were $15.0.

     The following historical financial data include the results of SPD through February 7, 1997, and the results of Hy-Lift through November 1, 1996, their dates of disposition. The following unaudited pro forma adjusted historical financial data for the twelve months ended June 30, 1997 reflect the disposition of these divisions as if they had occurred as of July 1, 1996. The pro forma adjusted historical financial data do not purport to represent what the Company's results of continuing operations would actually have been had the transactions in fact occurred as of July 1, 1996, or project the results for any future period.


     The pro forma adjusted historical financial data should be read in conjunction with the financial statements and notes thereto included in the Company's 1997 Form 10-K, the Company's Current Report on Form 8-K dated February 21, 1997, and the Company's 1997 Second Quarter Form 10-Q.

                         PRO FORMA ADJUSTED HISTORICAL
                         FINANCIAL DATA OF THE COMPANY
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                   PRO FORMA ADJUSTMENTS
                                                                   ---------------------
                                                     HISTORICAL    DIVEST(A)      OTHER      PRO FORMA
                                                     ----------    ----------    -------     ---------
                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
Statement of income data:
Revenues...........................................   $ 973.4       $(148.0)         --       $ 825.4
Cost of products sold..............................     726.2        (130.5)         --         595.7
Selling, general & administrative..................     176.8          (8.1)         --         168.7
Other operating expenses, net......................       2.7           1.2          --           3.9
Special charges(e).................................      81.7            --          --          81.7
                                                      -------       -------      ------       -------
Operating income (loss)............................     (14.0)        (10.6)                    (24.6)
Other (income) expense.............................     (74.2)           --        71.9(b)       (2.3)
Interest expense, net..............................     (22.1)           --        (4.3)(c)      17.8
                                                      -------       -------      ------       -------
Income (loss) before income taxes..................      38.1         (10.6)      (67.6)        (40.1)
Provision for income taxes.........................      53.4          (3.8)      (39.2)(d)      10.4
                                                      -------       -------      ------       -------
Income (loss)(f)...................................   $ (15.3)         (6.8)      (28.4)      $ (50.5)
                                                      -------       -------      ------       -------
Income (loss) per share:
  Basic............................................   $ (1.11)                                $ (3.65)
  Diluted..........................................     (1.11)                                  (3.65)
Weighted average number of shares..................    13.845                                  13.845

Other financial data:
Capital expenditures...............................      23.0          (5.5)                     17.5
Depreciation and amortization......................      32.6          (7.6)                     25.0

---------------
(a) This column reflects the operating results of SPD and Hy-Lift through their dates of disposition, February 7, 1997 and November 1, 1996, respectively.

(b) Adjustment to exclude the gain on the sale of SPD. The Company's gain from the sale of Hy-Lift was immaterial.

(c) Adjustment to interest expense, net, assuming the use of net proceeds to reduce revolving credit and other debt.

(d) Adjustment to income tax expense to reflect the tax effect of the adjustments.

(e) Reflects a reclassification to special charges of $6.5 of legal costs that were previously classified as other expense (income), net in the Company's 1997 Second Quarter Form 10-Q.

(f) Income excludes extraordinary item of $16.4, net of taxes.

                                  PROPOSAL III



           AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO

               INCREASE THE AMOUNT OF AUTHORIZED SPX COMMON STOCK

     The Company's Board of Directors has proposed that the Company's Restated Certificate of Incorporation be amended to increase the number of shares of authorized SPX Common Stock from 50,000,000 to 100,000,000. Specifically, the Board of Directors has proposed that the first paragraph of Article Fourth of the Restated Certificate of Incorporation be amended to read as follows:

          1. Authorized Shares. The total number of authorized shares of the stock of all classes which the Corporation shall have authority to issue is one hundred three million (103,000,000), of which three million (3,000,000) shall be shares of Preferred Stock without par value and one hundred million (100,000,000) shall be shares of Common Stock of the par value of $10 per share.


     As of the Record Date, there were 12,647,727 shares of SPX Common Stock outstanding. If the Proposed Business Combination is consummated pursuant to its current terms, the Company would have approximately 43,000,000 shares of SPX Common Stock outstanding. When added together with the approximately 3,500,000 shares of SPX Common Stock that would be reserved for issuance upon exercise of outstanding options (including both options granted by the Company and options that had been granted by Echlin and which would become exercisable for SPX Common Stock), the Company would have only approximately 53,500,000 shares of SPX Common Stock authorized and available for future issuance.


     Although the Company has no present plans to issue shares of SPX Common Stock (or other securities or rights) other than in connection with the Proposed Business Combination and upon exercise of outstanding options, the Board of Directors believes that it is advisable to have additional shares of SPX Common Stock available for issuance for a number of purposes, including raising capital through the sale of SPX Common Stock, future acquisitions, and other corporate purposes such as stock splits and stock-based compensation. The authorization of such shares at this time would allow the Company to act expeditiously if additional needs or opportunities arose requiring the issuance of such shares.

     If the Company's shareholders approve the Charter Amendment, it will be adopted regardless of whether the Proposed Business Combination is consummated.

     The Board of Directors will authorize the issuance of additional shares of SPX Common Stock only when it believes that such issuance will be in the best interests of the Company and its shareholders. However, the issuance of additional shares of SPX Common Stock may, among other things, have a dilutive effect on the earnings per share of SPX Common Stock and on the equity and voting rights of holders of shares of SPX Common Stock, and consequently may also adversely affect the market price of SPX Common Stock. The increase in the availability for issuance of additional shares of SPX Common Stock pursuant to the Charter Amendment also may be perceived as having anti-takeover effects by enabling the Board of Directors to issue shares in transactions that would make a change in the control of the Company more difficult or costly and therefore less likely. The Board of Directors is not presenting the proposal to approve the Charter Amendment for anti-takeover purposes, has no present intention to use the increased shares for anti-takeover purposes and is not aware of any efforts to obtain control of the Company. Notwithstanding shareholder approval of the Charter Amendment, under the rules of the New York Stock Exchange, any proposed issuances of shares of SPX Common Stock in excess of 20% of the then outstanding shares of SPX Common Stock will require further approval from the present shareholders of the Company.


     The newly authorized shares of SPX Common Stock would have the same rights and privileges as the shares of SPX Common Stock presently outstanding. See "Description of Company Capital Stock." The Company's shareholders do not have preemptive rights to subscribe for, purchase or receive shares of the authorized capital stock of the Company.



     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE CHARTER AMENDMENT TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED SPX COMMON STOCK.

                 APPROVAL OF ADJOURNMENTS OF THE ANNUAL MEETING

                       PROPOSED BY THE BOARD OF DIRECTORS


     It is the Company's present expectation that, at the Annual Meeting, votes will be taken and the polls closed on all proposals submitted to the Company shareholders. It is likely that the Annual Meeting will then be adjourned to allow the inspectors of election to count and report on the votes cast. It is possible, however, that the Board of Directors may propose one or more adjournments of the Annual Meeting, without closing the polls on the Stock Issuance proposal and/or the Charter Amendment proposal, in order to permit further solicitation of proxies with respect to either or both of such proposals.



     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" SUCH ADJOURNMENTS.


     If proxies are returned properly signed but otherwise unmarked, the shares represented by such proxies will be voted at the Annual Meeting for any such adjournment that the Board of Directors might propose but will not be considered a direction to vote for any adjournment proposed by others. If any adjournment is properly presented at the Annual Meeting for action by any person or persons other than the Board of Directors, the persons named as proxies, acting in such capacity, will have discretion to vote on such matters in accordance with their best judgment.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of SPX Common Stock beneficially owned as of March 16, 1998, or as to which there was a right to acquire beneficial ownership within 60 days of such date, by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

                                                                         VESTED
                                                        NUMBER OF        OPTIONS
                                                          SHARES       EXERCISABLE
                                                       BENEFICIALLY     WITHIN 60                PERCENT OF
                                                       OWNED(1)(2)        DAYS         TOTAL       CLASS
                                                       ------------    -----------    -------    ----------
John B. Blystone...................................      201,611(3)            0      201,611       1.6%
J. Kermit Campbell.................................        1,617           6,400        8,017         *
Sarah R. Coffin....................................        1,196           5,100        6,296         *
Frank A. Ehmann....................................        2,658          10,700       13,358         *
Edward D. Hopkins..................................        2,817          10,700       13,517         *
Charles E. Johnson II..............................       62,659(4)        8,900       71,559         *
Christopher J. Kearney.............................        2,292               0        2,292         *
Ronald L. Kerber...................................        1,813           4,900        6,713         *
Stephen A. Lison...................................       16,941          41,050       57,991         *
Peter H. Merlin....................................        4,236           9,100       13,336         *
Patrick J. O'Leary.................................       17,167           5,000       22,167         *
Thomas J. Riordan..................................        8,278           5,000       13,278         *
James M. Sheridan..................................       31,341(5)       80,000      111,341         *
David P. Williams..................................        1,500           7,800        9,300         *
All directors and executive officers as a group (19
  persons) including the above named...............      366,854         217,100      583,954       4.6%

---------------
 *  Less than 1%.

(1) Included for Messrs. Blystone, Kearney, O'Leary, Riordan and Sheridan and all executive officers as a group are their respective allocated shares held in the SPX Corporation Retirement Savings and Stock Ownership Plan.

(2) Except as otherwise indicated, each director and executive officer has sole voting and investment power over the shares he or she beneficially owns.

(3) Includes 75,000 shares of restricted stock granted to Mr. Blystone as part of his initial employment contract with the Company that have not yet vested. These shares vest ratably based on continued employment to the vesting date at the rate of 25,000 shares per year beginning December 1, 1998. Mr. Blystone will receive all dividends on, and has the right to vote, these shares. Does not include 250 shares held by The Blystone Foundation of which Mr. Blystone and his wife along with Messrs. Kearney and Sheridan are directors and as to which Mr. Blystone disclaims any beneficial interest.

(4) Includes 20,548 shares owned by Mr. Johnson's wife.

(5) Includes 200 shares held by Mr. Sheridan as custodian for his children.

OTHER PRINCIPAL SHAREHOLDERS

     The Company is not aware of any person or group who beneficially owns more than 5% of SPX Common Stock except the following, based on information filed on
Schedule 13D or Schedule 13G:


                                                               AMOUNT OF             PERCENT
                                                               BENEFICIAL              OF
                 NAME AND ADDRESS OF BENEFICIAL OWNER          OWNERSHIP              CLASS
                 ------------------------------------          ----------            -------
          Harris Associates L.P.                               1,590,200(1)           12.57%
            Two North LaSalle Street, Suite 500
            Chicago, IL 60602
          FMR Corp. (Fidelity Investments)                     1,304,200(2)           10.31%
            82 Devonshire Street
            Boston, MA 02109
          Merrill Lynch Asset Management                       1,249,004(3)            9.88%
            800 Sudders Mill Road
            Plainsboro, NJ 08536
          Fidelity Management Trust Company                    1,140,270(4)            9.02%
            82 Devonshire Street
            Boston, MA 02109


---------------

(1) Harris Associates L.P. serves as investment advisor to Harris Associates Investment Trust (the "Trust"). The Trust reported that The Oakmark Fund, The Oakmark Small Cap Fund and The Oakmark Select Fund beneficially own 967,900, 500,000 and 40,000 shares of SPX Common Stock, respectively.

(2) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 1,304,200 shares of SPX Common Stock.

(3) Merrill Lynch & Company, Inc. and its subsidiaries, Princeton Services, Inc., Merrill Lynch Asset Management LP and Merrill Lynch Capital Fund, Inc. pursuant to a filing on Schedule 13G dated January 28, 1998, reported that Princeton Services, Inc. and Merrill Lynch Asset Management L.P. share voting and dispositive powers with respect to 1,249,004 shares and this includes 750,000 shares beneficially owned by Merrill Lynch Capital Fund which also shares voting and dispositive powers with respect to such shares.


(4) Fidelity Management Trust Company is the Trustee of the Company's Retirement Savings and Stock Ownership Plan and as of March 31, 1998, owned such number of shares pursuant to the Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of SPX Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of SPX Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1997, its officers, directors and holders of more than 10% of SPX Common Stock complied with all
Section 16(a) filing requirements. In making this statement, the Company has relied solely upon the written representations of its directors and officers.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers for the three fiscal years ended December 31, 1997. None of the five named officers is employed under contract or employment agreement except for Mr. Blystone.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------------
                                          ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                   ---------------------------------------------------------------------------
                                                                                 AWARDS               PAYOUTS
--------------------------------------------------------------------------------------------------------------------------
                                                             OTHER                     NUMBER OF
                                                            ANNUAL     RESTRICTED      SECURITIES               ALL OTHER
                                                           COMPENSA-      STOCK        UNDERLYING      LTIP     COMPENSA-
                                    SALARY      BONUS       TION(1)     AWARD(S)        OPTIONS       PAYOUTS    TION($)
NAME AND PRINCIPAL POSITION  YEAR    ($)         ($)          ($)          ($)            (#)         ($)(2)       (3)
--------------------------------------------------------------------------------------------------------------------------
John B. Blystone
--------------
Chairman, President and      1997  650,000   1,356,237                                1,065,000             0   72,614
Chief Executive Officer      1996  450,000     947,396                                        0(4)          0   20,250
(12/18/95 to present)        1995   17,308           0                 1,968,750(5)     125,000                420,779(6)
Patrick J. O'Leary
---------------
Vice President, Finance,     1997  275,000     352,445                                  235,000             0   17,979
Treasurer and Chief
  Financial                  1996   68,751     147,705(7)                                50,000             0    1,428
Officer (10/14/96 to
  present)                   1995       --          --                                       --            --       --
James M. Sheridan
----------------
Vice President, Secretary
  and                        1997  228,500     407,921                                   25,000       160,200  547,392(8)
General Counsel to 2/26/97,  1996  228,500     325,049                                   21,000       154,104   11,519
Counsel to CEO to
  retirement                 1995  213,500      27,468                                        0             0   15,377
(retired 1/31/98)
Christopher J. Kearney
-------------------
Vice President, General
  Counsel                    1997  212,314     325,437(9)                                25,000             0    5,267
and Corporate Secretary      1996       --          --                                       --            --       --
(2/26/97 to present)         1995       --          --                                       --            --       --
Thomas J. Riordan
----------------
Vice President and
  President                  1997  225,000     239,487                                  115,000             0   21,468
Service Solutions            1996  205,000     236,328                                   10,000             0    6,209
(2/26/96 to present)         1995       --          --                                       --            --       --
--------------------------------------------------------------------------------------------------------------------------

(1) No other Annual Compensation is reported since perquisites and other personal benefits are below threshold reporting requirements.


(2) Amounts in this column represent payments made pursuant to the Company's Performance Unit Plan, which is described on page 42 of this Proxy Statement.



(3) Except as otherwise noted in the footnotes to this table, the amounts reported in this column include only the Company's contribution to the executive officer's accounts in its qualified and non-qualified defined contribution plans.


(4) In lieu of a stock option award for 1996, the Company granted Mr. Blystone a five-year non-interest bearing loan of $368,000 to fund the purchase by Mr. Blystone of shares of SPX Common Stock on the open market. It is the intention of the Company to forgive this loan if Mr. Blystone remains with the Company for the five-year term of the loan or if certain other conditions are met.

(5) An award of 125,000 shares of Restricted Stock was made to Mr. Blystone on November 24, 1995, as part of his initial employment contract. The value of the award was $1,984,375 based on the December 29, 1995 closing price of the shares of $15.875. These shares vest ratably over 5 years at 25,000 shares per year beginning December 1, 1996. Mr. Blystone receives dividends on and has the right to vote all the shares, vested and nonvested. On December 31, 1997, Mr. Blystone owned 75,000 shares of Restricted Stock, which had not yet vested and which had a value of $5,175,000 based on the closing price of the SPX Common Stock on that date.

(6) Includes a $420,000 cash payment made to Mr. Blystone upon joining the Company as part of his initial employment contract. The balance of the amount reported is the Company contributions to Mr. Blystone's accounts in the Company's qualified and non-qualified defined contribution plans.

(7) This amount includes a bonus under the Company's EVA Incentive Compensation Plan for the part of the year 1996 during which Mr. O'Leary was a participant plus a $50,000 bonus payable upon his acceptance of employment with the Company.

(8) Includes $521,751 payable to Mr. Sheridan upon his retirement which is the balance in his bonus bank under the EVA Incentive Compensation Plan after payment of the amount shown in the bonus column and $25,641 being Company contributions to his defined contribution plan accounts.

(9) This amount includes a bonus under the Company's EVA Incentive Compensation Plan for the year 1997 plus a $50,000 bonus payable to Mr. Kearney paid upon his acceptance of employment with the Company.

                         OPTION GRANTS IN LAST FISCAL YEAR

------------------------------------------------------------------------------------------------------------------------
                             NUMBER OF
                             SECURITIES   % OF TOTAL
                             UNDERLYING    OPTIONS                                 VESTING                   GRANT DATE
                              OPTIONS     GRANTED TO                 EXERCISE     DATE WHEN                   PRESENT
                              GRANTED     EMPLOYEES      DATE OF       PRICE     OPTION FIRST   EXPIRATION    VALUE(3)
           NAME                 (#)        IN 1997     GRANT(1)(2)   ($/SHARE)   EXERCISABLE       DATE          $
------------------------------------------------------------------------------------------------------------------------
John B. Blystone...........    32,500        2.0%        1/14/97      $41.875       1/14/99      1/13/07     $  582,725
                               32,500        2.0%        1/14/97      $41.875       1/14/00      1/13/07     $  582,725
                              250,000       15.5%        2/26/97      $45.750        1/1/02      2/25/07     $4,895,000
                              250,000       15.5%        2/26/97      $60.000        1/1/02      2/25/07     $3,735,000
                              250,000       15.5%        2/26/97      $75.000        1/1/02      2/25/07     $2,840,000
                              250,000       15.5%        2/26/97      $90.000        1/1/02      2/25/07     $2,185,000
------------------------------------------------------------------------------------------------------------------------
Patrick J. O'Leary.........    70,000        4.3%        4/22/97      $60.000       4/22/02      4/21/07     $1,394,400
                               65,000        4.0%        4/22/97      $75.000       4/22/02      4/21/07     $1,014,000
                               65,000        4.0%        4/22/97      $90.000       4/22/02      4/21/07     $  801,450
------------------------------------------------------------------------------------------------------------------------
James M. Sheridan..........    25,000        1.5%        1/14/97      $41.875       1/31/98      1/31/00     $  448,250
------------------------------------------------------------------------------------------------------------------------
Christopher J. Kearney.....    12,500        0.8%        2/10/97      $43.375       2/10/99       2/9/07     $  232,125
                               12,500        0.8%        2/10/97      $43.375       2/10/00       2/9/07     $  232,125
------------------------------------------------------------------------------------------------------------------------
Thomas J. Riordan..........     7,500        0.5%        1/14/97      $41.875       1/14/99      1/13/07     $  134,475
                                7,500        0.5%        1/14/97      $41.875       1/14/00      1/13/07     $  134,475
                               50,000        3.1%       12/10/97      $75.000      12/10/02      12/9/07     $1,397,000
                               50,000        3.1%       12/10/97      $90.000      12/10/02      12/9/07     $1,159,500
------------------------------------------------------------------------------------------------------------------------

(1) The options granted on January 14, 1997, and February 10, 1997, were granted pursuant to the SPX Corporation 1992 Stock Compensation Plan and in accordance with the fixed shares grant concept underlying the Company's EVA incentive compensation program. These are ten-year non-qualified options having an exercise price equal to the fair market value on the date of grant. Upon exercise the executive has the option to surrender shares at current value in payment of the exercise price and his or her withholding tax obligations or to surrender by attestation already owned mature shares in payment of the exercise price and/or withholding tax obligations and to receive a reload option having an exercise price equal to the current market value for the number of shares so surrendered. The reload option expires at the same time that the exercised option would have expired. These options vest 50% two years after the date of grant with the remaining 50% vesting three years after the date of grant.

(2) The options granted to Mr. Blystone on February 26, 1997, in conjunction with his new employment contract and the options granted to Mr. O'Leary on April 22, 1997, and to Mr. Riordan on December 10, 1997, are referenced in the Report of the Compensation Committee and are ten-year non-qualified options issued outside of the 1992 Stock Compensation Plan. These options do not vest or otherwise become exercisable until five years after the date of grant except in the event of a change in control or the death or disability of the executive and the exercise price is equal to or greater than the market value of the shares at the date of grant.

(3) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:
     - An option exercise price in the amount set forth in the table which is equal to or greater than the fair market value of the underlying stock on the date of grant.
     - An option term of ten years and an expected life of six years.
     - An interest rate of 6.3%, which represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the expected option term.
     - Volatility of 0.306 calculated using monthly price and dividend data for the five-year period ending in the grant month.
     - Dividend yield of zero.

     The above valuation model makes no adjustments for vesting requirements, non-transferability, or risk of forfeiture.

     The ultimate value of the option will depend on the future market price of the SPX Common Stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the SPX Common Stock over the exercise price on the date the option is exercised.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1997 by the named executive officers and the value of such officers' unexercised options at December 31, 1997.

----------------------------------------------------------------------------------------------------------------
                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                    SHARES                  STOCK OPTIONS AT FISCAL     IN-THE-MONEY OPTIONS AT
                                   ACQUIRED      VALUE           YEAR END (1)             FISCAL YEAR END (1)
                                  ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
              NAME                    (#)         ($)                 (#)                         ($)
----------------------------------------------------------------------------------------------------------------
John B. Blystone................         0             0       125,000/1,065,000         $6,656,250/$9,825,625
Patrick J. O'Leary..............         0             0          25,000/225,000           $971,875/$1,601,875
James M. Sheridan...............     4,000      $208,000           62,500/46,000         $3,383,900/$1,817,375
Christopher J. Kearney..........         0             0                0/25,000                    0/$631,250
Thomas J. Riordan...............         0             0           5,000/120,000             $271,875/$678,750
----------------------------------------------------------------------------------------------------------------

(1) All exercisable options were exercisable immediately on December 31, 1997, and were in-the-money. Some of the unexercisable options were not in-the-money at the end of 1997 since their exercise price exceeds the year-end closing price and these options are identified in the table of Option Grants in the Last Fiscal Year. The value of the in-the-money unexercised options is based upon the difference between the exercise price and the closing price of SPX Common Stock on December 31, 1997 of $69.00. No SARs are held by the above named executive officers.

                     SPX CORPORATION PERFORMANCE UNIT PLAN

     The Company has previously sponsored a long-term incentive plan called the SPX Corporation Performance Unit Plan, which operates on three-year performance periods. The Plan was phased out with the adoption of the EVA Incentive Compensation Plan in 1996. At the beginning of each performance period, a participant was granted a target award based on a percentage of his or her current salary. The target award is then divided equally between cash units of $500 each and shares of SPX Common Stock. At the end of the performance period, depending upon the level of the performance achieved, the cash units earned will be valued from zero to a maximum of $750 and the number of shares earned will range from zero to 150% of the target amount.

     For the 1995 performance period (January 1, 1995 to December 31, 1997), the corporate goal was expressed in terms of growth in the Company's share price plus dividends relative to the growth in the S&P 500 Index as follows:

                 COMPANY PERFORMANCE                                 LEVEL OF ACHIEVEMENT
                 -------------------                                 --------------------
          Less than 80% of S&P 500 growth               No awards earned
          80% of S&P 500 growth                         50% of target award earned (threshold)
          100% of S&P 500 growth                        100% of target award earned (target)
          150% of S&P 500 growth                        150% of target award earned (maximum)

     For the 1995 performance period, which ended December 31, 1997, the Company's share price plus dividends grew at a rate significantly in excess of 150% of the growth of the S&P 500 Index and the maximum awards were earned. The Compensation Committee elected to pay the entire earned awards in cash and the amount paid to Mr. Sheridan is shown in the LTIP column of the Cash Compensation Table. Messrs. Blystone, O'Leary, Kearney and Riordan did not participate in this plan.

                                 PENSION PLANS

     The annual pension benefits payable to the executives named in the Summary Compensation Table can be determined from the following table.

--------------------------------------------------------------------------------------------
                                           YEARS OF CREDITED SERVICE
FINAL THREE-YEAR
    AVERAGE
  COMPENSATION     10 YEARS    15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
--------------------------------------------------------------------------------------------
   $  200,000      $ 77,333   $  116,000   $  116,000   $  116,000   $  116,000   $  123,500
      300,000       116,000      174,000      174,000      174,000      174,000      185,250
      400,000       154,667      232,000      232,000      232,000      232,000      247,000
      500,000       193,334      290,000      290,000      290,000      290,000      308,750
      600,000       232,000      348,000      348,000      348,000      348,000      370,500
      700,000       270,667      406,000      406,000      406,000      406,000      432,250
      800,000       309,333      464,000      464,000      464,000      464,000      494,000
      900,000       348,000      522,000      522,000      522,000      522,000      555,750
    1,000,000       386,667      580,000      580,000      580,000      580,000      617,500
    1,100,000       425,333      638,000      638,000      638,000      638,000      679,250
    1,200,000       464,000      696,000      696,000      696,000      696,000      741,000
    1,300,000       502,667      754,000      754,000      754,000      754,000      802,750
    1,400,000       541,333      812,000      812,000      812,000      812,000      864,500
    1,500,000       580,000      870,000      870,000      870,000      870,000      926,250
    1,600,000       618,666      928,000      928,000      928,000      928,000      988,000
    1,700,000       657,333      986,000      986,000      986,000      986,000    1,049,750
    1,800,000       696,000    1,044,000    1,044,000    1,044,000    1,044,000    1,111,500
    1,900,000       734,667    1,102,000    1,102,000    1,102,000    1,102,000    1,173,250
    2,000,000       773,333    1,160,000    1,160,000    1,160,000    1,160,000    1,235,000
    2,100,000       812,000    1,218,000    1,218,000    1,218,000    1,218,000    1,296,750
 -------------------------------------------------------------------------------------------

     Covered compensation is based on salary and bonus as shown in the Summary Compensation Table.

     The estimated years of credited service at normal retirement age for the persons named in the Summary Compensation Table are: Mr. Blystone -- 23 years; Mr. O'Leary -- 26 years; Mr. Kearney -- 23 years; Mr. Riordan -- 25 years.

     The annual retirement benefits shown in the above table are computed on the basis of a straight life annuity.

     The amounts reported in this Pension Plan Table are payable at the normal retirement age of 65 and are payable from the Company's qualified pension plan and Supplemental Retirement Plan for officers and other key executives. The amounts shown are subject to reduction by the sum of the executive's primary Social Security benefit and any pension benefits payable from prior employer plans. A participant may retire as early as age 55, but benefits payable at early retirement are subject to reductions from age 62 that approximate actuarial values.

                            DIRECTORS' COMPENSATION

     For the first two months of 1997, the non-employee directors of the Company were compensated on the basis of one-sixth of an annual retainer of $22,000 plus $1,000 for each meeting of the Board of Directors and each Committee meeting they attended during those months. Effective February 26, 1997, the Company stopped paying a retainer and meeting attendance fees and eliminated the Directors' Defined Benefit Retirement Plan. Beginning with the month of March and continuing thereafter, the non-employee directors were compensated pursuant to the SPX Corporation 1997 Non-Employee Directors' Compensation Plan, which was submitted to and approved by the shareholders of the Company at the Annual Meeting in April 1997.


     Under this Plan each non-employee director was granted an option to purchase 1,500 shares of SPX Common Stock on February 26, 1997 at a price per share of $45.75, the closing price of a share of SPX Common Stock on that date. Further, options to purchase 1,500 shares of SPX Common Stock were granted to each non-employee director in January 1998 and will be granted to each non-employee director in January 1999 at a purchase price equal to the closing price per share on the date of grant. Thereafter, the Board of Directors may establish subsequent grant dates for options to the extent there are shares available for issuance under the Plan. An option to purchase 1,500 shares of SPX Common Stock will also be granted to each new non-employee director upon his or her election to the Board of Directors. Director options are fully exercisable six months from the date of grant, or earlier, upon a change in control, as defined in the Plan. If a non-employee director ceases to be a director for any reason, his or her options will remain exercisable for three years thereafter (one year in the event of death), provided that no director option may be exercised after ten years from the date of grant. The maximum number of shares of SPX Common Stock available for grants of options under the Plan is 75,000.


     Each non-employee director also receives under the Plan an annual cash payment of $25,500 ($21,250 for the 10 months of 1997 that the Plan was in effect) plus an additional cash payment determined by reference to the Company's performance under the SPX Corporation EVA Incentive Compensation Plan (the "EVA Plan"). The amount of the additional cash payment, if any, is equal to $5,000 multiplied by the multiple of target award earned by the Company's Chief Executive Officer for that year under the EVA Plan. The additional cash payment will be payable to the non-employee director at the same time and in the same manner as bonuses are paid under the EVA Plan, including application of the bonus reserve provisions. A non-employee director's bonus reserve balance will, however, be payable if he or she ceases to be a director for any reason. Receipt of the annual cash payment and the additional cash payment may be deferred at the option of the individual non-employee director.

     For 1997 the bonus multiple was 3.6195 and the amount of the additional cash payment earned under the Plan was $18,097.50. The amount payable currently to each non-employee director was $9,366.00 and the balance of $8,731.50 was credited to his or her bonus reserve account established under the Plan.

     The Company reimburses all non-employee directors for expenses incurred in carrying out their duties. Directors who are employees of the Company or a subsidiary do not receive directors' compensation as described herein.

     Under the former Directors' Retirement Plan, which was terminated for active directors at the end of 1996, any director who retired after ten or more years of service as a director is entitled to an annual pension, payable for life, equal to the annual retainer in effect on the retirement date. Directors who retire with more than five years but less than ten years of service receive a proration of the ten-year amount. Benefits under the Plan commence on the later of the retired director's sixty-fifth birthday or retirement from the Board of Directors. The Directors' Retirement Plan provides that upon a change-of-control, as defined under "Change of Control Severance Agreements" below, a director who has less than five years of service as a director will be deemed to have completed five years of service, each former director will receive an immediate lump-sum payment of the actuarial present value of the director's benefit under the Plan, and each director who does not receive an immediate lump-sum payment will receive a lump-sum payment which is the actuarial present value of the director's Plan benefit upon termination of the directorship or termination of the Plan. The Company also has established a trust to ensure payment to all directors of these benefits. Current directors who were covered by the now terminated plan are eligible to receive benefits upon their retirement based on the actuarial present value of their vested director's benefits existing at the date the plan was terminated.

                     CHANGE OF CONTROL SEVERANCE AGREEMENTS

     The Company has entered into change of control severance agreements with its executive officers. These agreements are with Messrs. Blystone, O'Leary, Kearney, and Riordan, as well as two additional executives. The agreements provide for the payment of compensation and benefits in the event of termination of employment following a change-of-control. A change-of-control is generally defined as (i) the acquisition by a person, other than the Company, of 20% or more in voting power of the Company's securities; (ii) a change in the majority of the Board of Directors over a two-year period; (iii) the sales of all or substantially all the Company's assets or the merger or consolidation of the Company with any other corporation, except where the Company's owners continue to hold at least 80% of the voting power in the new or surviving entity's securities; or (iv) the acquisition by a person, other than the Company, pursuant to an exchange or tender offer for securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities.

     Each severance agreement will remain in effect for at least three years following the date of its execution. Thereafter, each agreement will be extended annually unless the Company gives proper notice of its election not to extend. If a change-of-control occurs during the term of an agreement, it will remain in effect for three years following the change-of-control.

     An executive whose employment is terminated after a change-of-control will generally receive additional compensation only if the termination was by the Company without cause or by the executive because of his election to terminate after 30 days following a change-of-control or because of a diminution in salary, benefits or responsibilities or related reasons. An executive whose termination follows a change-of-control, but not because of one of the above reasons, will generally receive normal severance pay, payment of certain accrued vested benefits, a prorated bonus, vacation pay, deferred compensation and amounts payable under the terms of the EVA Plan. The severance agreements provide the following additional benefits payable after a change-of-control to executives who are terminated without cause or who resign for the reasons described above: (i) three times the sum of the executive's base salary and annual target bonus; (ii) continued health care coverage for three years; (iii) continued life insurance coverage for a period of three years in the amount of twice the executive's base salary and thereafter at one times base salary for the remainder of his or her life; (iv) full vesting and three additional years of credit under the Company's qualified pension plan, excess pension plan and supplemental retirement plan; (v) a lump-sum payment under the Company's supplemental retirement savings plan; (vi) a prorated award under the Performance Unit Plan or the EVA Plan; (vii) the removal of any restrictions placed on shares of restricted stock; (viii) the payment of any federal excise taxes; and (ix) the reimbursement of legal and tax audit fees, if any, incurred as a result of the termination. The Company has established a trust to ensure payment to all executives whose employment is terminated after a change-of-control of the compensation and benefits described herein. The trust is not currently funded.

                             EMPLOYMENT AGREEMENTS

1995 EMPLOYMENT AGREEMENT WITH JOHN B. BLYSTONE

     Until January 1, 1997, Mr. Blystone served the Company pursuant to an employment agreement dated as of December 18, 1995 (the "1995 Agreement"). The 1995 Agreement provided for an employment term through January 31, 1998, at a base salary of $450,000. The 1995 Agreement also provided for participation in the Company's annual EVA Plan, a stock option grant with respect to 125,000 shares of SPX Common Stock and a restricted stock award of 125,000 shares. In the event of early termination of Mr. Blystone's employment by the Company without cause or by him for good reason, the 1995 Agreement provided for lump sum salary and bonus payments, vesting of options, restricted stock and equity and incentive plan awards and certain benefit plan continuation substantially similar to the new employment agreement described below.

NEW EMPLOYMENT AGREEMENT WITH JOHN B. BLYSTONE

     The Company and Mr. Blystone executed a new employment agreement on February 27, 1997, effective as of January 1, 1997, which provides for Mr. Blystone's employment through December 31, 2001, with automatic extensions commencing January 1, 1999, to provide for a continuous three-year term after that date (subject to earlier termination in certain circumstances as described below).

     The new employment agreement provides for an annual base salary of at least $650,000. Through 1999, Mr. Blystone is eligible to receive an annual bonus under the Company's EVA Plan (the terms of which cannot be changed as to Mr. Blystone without his consent) and thereafter under the Company's annual bonus plan as then in effect for senior executives, provided that in all years the annual bonus is to be based on a target award equal to 80% of his annual base salary midpoint.

     In connection with the new employment agreement, the Committee also granted to Mr. Blystone, on February 26, 1997, a stock option award with respect to a total of 1,000,000 shares of SPX Common Stock. Of this total, 250,000 shares covered by the award have an exercise price of $45.75, the fair market value of the SPX Common Stock on February 26, 1997. The exercise prices for the remainder of the award are in excess of the fair market value on that date: 250,000 shares have an exercise price of $60.00 (approximately 133% of fair market value); 250,000 shares have an exercise price of $75.00 (approximately 167% of fair market value); and 250,000 shares have an exercise price of $90.00 (approximately 200% of fair market value). Other than the occurrence of certain events described below, no portion of the option award shall vest prior to January 1, 2002. The option has a ten-year term and was granted in addition to and outside of the 1992 Stock Compensation Plan. Mr. Blystone will continue to receive annual option awards under the 1992 Stock Compensation Plan in accordance with the fixed share grant guidelines under the EVA Plan, which is described in the Compensation Committee Report.

     Under the new employment agreement, in the event of Mr. Blystone's voluntary resignation or the termination of his employment for cause, he will be entitled to receive the compensation and benefits earned to date, but shall forfeit any options, restricted stock or other benefits not then vested. In the event of Mr. Blystone's death or disability, he shall be entitled to receive compensation and benefits earned, full payment of his individual bonus reserve balance under the Company's EVA Plan and shall be fully vested in all options, restricted stock and other equity or incentive compensation awards. If Mr. Blystone's employment is terminated by the Company without cause, or if he resigns for good reason, in addition to payout of his individual bonus reserve and vesting of options, restricted stock and other equity and incentive compensation, he will be entitled to receive a pro rata bonus payment for the year of termination, a lump sum payment equal to three times his then annual salary and target bonus, continuation of employee benefits and perquisites for the lesser of three years or until such benefits or perquisites are obtained from a subsequent employer, vesting of benefits under the Company's supplemental pension plan with credit for three additional years of service and the salary and bonus continuation reflected by the lump sum salary and bonus payments, outplacement services, and a stock depreciation right obligating the Company to pay to Mr. Blystone the excess, if any, of the average closing price of the SPX Common Stock during the five trading days prior to his termination of employment over his actual gross selling price for shares of SPX Common Stock (including any shares which may be acquired upon exercise of an option) as to which Mr. Blystone, within 20 days after the termination of his employment, gives the Company written notice of his intention to sell. In the event that any amounts or benefits received by Mr. Blystone are subject to the excise tax imposed under
Section 4999 of the Internal Revenue Code, he would also be entitled to receive an additional amount (a "gross-up" payment) equal to such excise tax and the excise, income and other taxes imposed on the gross-up payment.

                      DEATH BENEFIT PLAN FOR KEY MANAGERS

     As part of the total compensation package developed to assist the Company in attracting and retaining top quality managers, the Company in 1985 adopted a death benefit plan for certain key managers designated as eligible by the Company's Board of Directors. As of February 1998, 21 active key managers, including the officers named in the Summary Compensation Table, together with 27 retired managers were participating. Under this plan, if death occurs before retirement, the participant's beneficiary will receive a payment that, when adjusted for income taxes, will equal two times the amount of the individual's base salary as of the date of death. If death occurs after retirement, the amount paid to the beneficiary after adjustment for income taxes will equal one times final base salary. The cost incurred by the Company for this Plan during 1997 was not significant.


     Irrespective of any statement to the contrary included in any Company filing under the Securities Exchange Act of 1934, as amended, that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following report of the Compensation Committee and the Performance Graph on page 50 shall not be incorporated by reference into any such filings.


                        COMPENSATION COMMITTEE REPORT ON
                        EXECUTIVE OFFICERS' COMPENSATION

     The Company's Compensation Committee (the "Committee"), which is comprised of four outside directors of the Company, is responsible for considering and approving the Company's compensation program for senior management, including the Company's executive officers. The key objectives of the Committee in establishing compensation programs for senior management are: (i) to attract and retain highly qualified executives to manage the Company and its operating divisions, and (ii) to provide strong financial incentives, at reasonable cost to the Company's shareholders, for senior management to maximize the Company's shareholder value.

     The Company's executive compensation program consists of three basic elements -- base salary, an annual bonus opportunity under the EVA Incentive Compensation Plan and stock options.

  BASE SALARIES

     Each executive officer has a base salary range and midpoint. Midpoints are determined on the basis of competitive compensation data. Position in range is determined on the basis of experience and performance.

  ANNUAL BONUSES

     In 1996, the shareholders approved the SPX Corporation EVA Incentive Compensation Plan. The new plan provides for awards based on improvements in Economic Value Added ("EVA"). EVA is a measure of operating profit after deduction of all costs, including the cost of the Company's capital. The EVA bonus plan is based on three key concepts: 1) a target bonus, 2) a fixed share of EVA improvement in excess of expected EVA improvement ("excess EVA improvement") and 3) a bonus bank. The EVA bonus earned is equal to the sum of the target bonus plus the fixed share of excess EVA improvement (which may be negative). The bonus eligible to be earned is credited to the bonus bank, and the bonus available to be paid to the participant is equal to the amount of the bonus bank balance, up to the amount of the target bonus, plus 1/3 of the bonus bank balance in excess of the target bonus. Of the total bonus available to be paid, 80% is paid automatically and the remaining 20% is contingent upon the achievement of individual performance goals. No bonus is paid when the bonus bank balance is negative and negative bonus bank balances are carried forward to offset future bonuses earned. There is no cap on the bonus awards that can be achieved for superior levels of excess EVA improvement.

     The Committee believes that excess EVA improvement provides the best operating performance measure of shareholder returns in excess of the cost of capital. To ensure that the plan provides strong incentives for management to increase shareholder value and does not reward poor performance by reducing performance standards or penalize superior performance by raising performance standards, it is the Committee's intention that there will be no recalibration of expected EVA improvement or management's share of excess EVA improvement for a period of at least four years beginning with 1996.


     The Company achieved outstanding performance in 1997. The Company's EVA improvement was $18.8 million versus an expected EVA improvement of $4.6 million resulting in a bonus multiple of 3.6195. This performance was reflected in a gain in the market value of the Company's shares of over $375 million. The Company's share price performance significantly outperformed the S&P 500 and the peer groups shown on the Performance Graph on page 50.

     The 1997 target bonuses for the chief executive officer and the four other executive officers named in the Compensation Table were $1,150,520 and their share of EVA improvement in excess of expected EVA improvement was $2,673,664 resulting in a declared bonus for them as a group of $3,824,184. The declared bonus is credited to the individual bonus bank under the Plan and then an amount equal to the individual target bonus plus one-third of the balance remaining after deducting the target amount is available to be paid out, 80% of the available amount is automatically paid and the remaining 20% is contingent upon achievement of individual performance goals. The bonus amounts earned and paid to the chief executive officer and the other named executives are shown in the Summary Compensation Table. The amount of the declared bonus that is not yet earned and available to be paid is carried forward in the individual's bonus bank and payment is contingent on future EVA performance.

  STOCK OPTIONS

     Consistent with the fixed share concept underlying the EVA incentive compensation program, the Company, in 1997 and subsequent years, will make annual stock option grants to executive officers on a "fixed share" basis. Under the program, executive officers will receive each year an option on a fixed number of shares of stock without regard to the current price of the stock. Under the fixed share program, the number of option shares granted will not be increased to offset a decline in the stock price and will not decrease to offset an increase in the stock price. In February, the Committee granted stock options to the executive officers as set forth in the Summary Compensation Table.

     The Company granted extraordinary out-of-the-money options to two key executives during 1997, in addition to the 1,000,000 share option granted to Mr. Blystone as described above. Mr. O'Leary was granted a 200,000 share option in April 1997 and Mr. Riordan was granted a 100,000 share option in December 1997. These options, which have exercise prices in excess of the current market value on the grant date and which vest five years after the grant date, were made to assure the continued retention of these key executives and to provide them with a strong incentive to promote significant growth in the Company's share value.

     In early 1996 the value of total compensation opportunities for senior management was slightly below a median competitive level based on the data from the Hewitt Associates Total Compensation Data Base (Core Group III, a group of middle market industrial companies). In the future, the Company's competitive position will depend on Company performance. If the Company does well, the fixed share concepts underlying the total compensation program will raise the Company's competitive position above median levels. If the Company does poorly, the fixed share concepts will cause the Company's competitive position to fall below median levels. The Committee believes that the total compensation program provides very strong incentives to maximize shareholder value with reasonable balance between the Company's need to retain strong senior management and shareholder cost objectives.


     Internal Revenue Code Section 162(m) limits the deduction a publicly-held company is allowed for compensation paid to executive officers, including those named in the table on page 39. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to be performance-based compensation for purposes of the new tax law, the performance measures must be approved by the shareholders. The Company's EVA Plan was approved by its shareholders in 1997. The Committee will continue to consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.


COMPENSATION OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER


     As Chairman and Chief Executive Officer, Mr. Blystone was compensated during 1997 in accordance with his New Employment Agreement, described on pages 46-47. Pursuant to the Agreement, he was paid an annual base salary of $650,000 and earned a declared bonus of $1,911,820 under the EVA Plan, or 3.6195 times his Target Award of $528,200. This amount reflects the 7% fixed share of Excess EVA Improvement allocated to the CEO and the determination by the Compensation Committee that

Mr. Blystone attained all of his personal performance goals for the year, which resulted in a paid bonus of $1,356,237 with the balance carried forward in his bonus bank.

     Mr. Blystone's 1995 Agreement provided for a term ending on January 31, 1999. Under the 1995 Agreement, if by October 31, 1998, the Company and Mr. Blystone failed to reach a mutually satisfactory employment agreement to commence on February 1, 1999, then Mr. Blystone would have been entitled to resign and receive the severance and other benefits provided under the 1995 Agreement as if his employment was involuntarily terminated by the Company. Taking into account Mr. Blystone's performance since joining the Company, the other opportunities that are likely to be available to Mr. Blystone in the interim period and the potential economic incentive that the 1995 Agreement might have created for Mr. Blystone to not reach a mutually satisfactory replacement agreement, the Committee determined in early 1997 to develop and offer to Mr. Blystone a new employment agreement to assure that he would remain with the Company on a long-term basis. The Committee obtained the recommendations of nationally-known consultants on executive compensation and designed an aggressive, retention-oriented compensation package to provide Mr. Blystone with a strong economic incentive to remain with the Company and to continue to drive significant growth in the Company's performance and shareholder value. On February 26, 1997, the Compensation Committee and the Board of Directors approved a new employment agreement for Mr. Blystone, effective as of January 1, 1997.

     The Committee believes that the retention-oriented combination of the size of the option award under the new agreement, its delayed vesting and premium exercise pricing, provides Mr. Blystone with an appropriately strong economic incentive to remain with the Company and to drive significant growth in shareholder value. While the Committee realizes that if Mr. Blystone is successful in doing so he will earn substantial compensation, such compensation will necessarily be accompanied by substantial long-term benefits for the Company's shareholders as well.

     The foregoing report has been approved by all members of the Committee.

                           The Compensation Committee

                                    Frank A. Ehmann, Chairman
                                  J. Kermit Campbell
                                  Sarah R. Coffin
                                  David P. Williams

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the SPX Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Composite Index, the S&P Auto Parts & Equipment Index, and the S&P Hardware & Tools Index over the same period (assuming the investment of $100 in each of the SPX Common Stock, the S&P 500 Index, the S&P Auto Parts & Equipment Index, and the S&P Hardware & Tools Index on December 31, 1992, and reinvestment of all dividends). The companies included in the S&P Auto Parts & Equipment Index are Cooper Tire & Rubber; Dana Corporation; Echlin Inc.; Goodyear Tire & Rubber; ITT Industries, Inc.; Snap-on Inc.; and TRW Inc. The companies included in the S&P Hardware & Tools Index are Black & Decker Corp. and Stanley Works.

        Measurement Period                SPX           Auto Parts &                         Hardware &
      (Fiscal Year Covered)           Corporation        Equipment          S&P 500            Tools
1992                                          100.00            100.00            100.00            100.00
1993                                          101.04            116.23            110.08            113.56
1994                                           96.99            101.36            111.53            111.11
1995                                           95.14            125.32            153.45            162.83
1996                                          236.20            140.61            188.68            152.91
1997                                          421.50            175.86            251.63            234.52

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during 1997 were Frank A. Ehmann (Chairman), J. Kermit Campbell, Sarah R. Coffin and David P. Williams. All Compensation Committee members are outside directors and no committee member is or has ever been an officer or employee of the Company.

              1999 SHAREHOLDER PROPOSALS AND NOMINATING PROCEDURES


     Proposals of shareholders intended for inclusion in the Company's proxy statement relating to the 1999 Annual Meeting must be received at the Company's Principal Executive Offices (please address to the attention of the Corporate Secretary) not later than November 25, 1998. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Commission.



     The By-Laws of the Company require that nominations for a director to be elected at the 1999 Annual Meeting, other than those made by the Board, be submitted to the Secretary of the Company not later than December 23, 1998. The By-Laws also require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating shareholder. Any shareholder may obtain a copy of the applicable By-Law from the Secretary of the Company upon written request.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, the Company's independent auditors since 1952, has been appointed by the Board of Directors as the Company's independent auditors for the current year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to be available to answer appropriate questions and to make a statement if they so desire.

                                    GENERAL

     The cost of preparing, assembling and mailing this Proxy Statement and accompanying papers will be borne by the Company. Solicitations will be made by mail but in some cases may also be made by telephone or personal call by officers, directors or regular employees of the Company, who will not be specially compensated for such solicitation. The Company has retained the Kissel-Blake Organization, Inc. to assist in the solicitation of proxies for a fee of $7,500 plus expenses. The entire cost of such solicitation will be borne by the Company, which will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of shares held of record by brokers, dealers, banks and voting trustees, and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of the solicitation materials to those beneficial owners.

                                          By Order of the Board of Directors,

                                          CHRISTOPHER J. KEARNEY
                                          Vice President, Secretary
                                          and General Counsel

Muskegon, Michigan

April 24, 1998

BACK PAGE OF PROXY STATEMENT

               SPX CORPORATION                                SPX CORPORATION

        ANNUAL MEETING OF SHAREHOLDERS                 ANNUAL MEETING OF SHAREHOLDERS
             COMPANY HEADQUARTERS                           COMPANY HEADQUARTERS
           700 TERRACE POINT DRIVE                        700 TERRACE POINT DRIVE
           MUSKEGON, MICHIGAN 49440                       MUSKEGON, MICHIGAN 49440
                 MAY 20, 1998                                   MAY 20, 1998
                  9:00 A.M.                                      9:00 A.M.
                  ADMIT ONE                                      ADMIT ONE

                             [SPX Corporation Logo]


For shareholders with common shares held in the Company's KSOP Trust:

   1. Please notice the number of shares held in the KSOP Trust is indicated separately on the proxy card.

   2. It is important to remember that your specific voting directions to the Trustee are strictly confidential and may not be divulged by the Trustee to anyone, including the Company or any director, officer, employee or agent of the Company. The Trustee will vote the shares being held by the Trust and not yet allocated to participants' accounts in the same manner and proportion as the shares for which the Trustee has received timely voting instructions. Shares in participant accounts for which no timely voting instructions are received by the Trustee will be voted in the same manner.
-------------------------------------------------------------------------------
                         PROXY/VOTING INSTRUCTION CARD
                                SPX CORPORATION
                               Muskegon, Michigan

                          ANNUAL MEETING MAY 20, 1998

          This Proxy is solicited on behalf of the Board of Directors

     The undersigned shareholder of SPX Corporation, a Delaware corporation, hereby appoints John B. Blystone, Patrick J. O'Leary, and Christopher J. Kearney, or any one of them, with full power of substitution, to act as his or her agents and proxies at the Annual Meeting of Shareholders of the Company to be held in Muskegon, Michigan, on May 20, 1998 at 9:00 a.m. (Eastern Time) with authority to vote at said meeting, and any adjournments thereof, as indicated below, all shares of stock of the Company standing in the name of the undersigned on the books of the Company.

     This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted for Items 1, 2, 3 and 4.

            (Continued and to be signed and dated on the other side)


                            SPX CORPORATION
                            P.O. Box 11208
                            New York, NY 10203-0208

[SPX CORPORATION LOGO]

                                                ANNUAL MEETING OF SHAREHOLDERS
                                                TO BE HELD MAY 20, 1998

Dear Shareholder:

The Annual Meeting of Shareholders of SPX Corporation will be held at 9:00 a.m. Eastern Time on Wednesday, May 20, 1998 at the Company's headquarters in Muskegon, Michigan, for the following purposes:

     1. To elect three directors to the Board of Directors.

     2. To approve the issuance of shares of the Company's Common Stock in connection with the proposed acquisition of Echlin Inc.

     3. To approve an amendment to the Company's Certificate of Incorporation to increase the amount of authorized shares of SPX Common Stock.

     4. To approve adjournments of the Annual Meeting proposed by the Board of Directors of SPX.

     5. To address such other business as may properly come before the meeting.

Only holders of Common Stock of SPX Corporation of record at the close of business on April 10, 1998 will be entitled to vote at the meeting or any adjournment thereof.

To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation.

For shareholders with common shares held in the Company's KSOP Trust, please read the reverse side of this letter.

                                        BY ORDER OF THE BOARD OF DIRECTORS


April 24, 1998                          CHRISTOPHER J. KEARNEY
                                        Vice President,
                                        Secretary and General Counsel

                             Detach Proxy Card Here
            [Downward Arrow]                        [Downward Arrow]
-------------------------------------------------------------------------------
[   ]

1. Election of three Directors

   FOR [ ]  WITHHELD [ ]  EXCEPTIONS* [ ]

Nominee: Sarah R. Coffin, Charles E. Johnson II and David P. Williams

*Exceptions
            -------------------------------------------------------------------

-------------------------------------------------------------------------------

To vote your shares for the Director nominees, mark the "For" box on Item 1. To withhold voting for all nominees mark the "Withheld" box. If you do not wish your shares voted "for" a particular nominee, mark the "Exceptions" box and enter the name(s) of the exceptions in the space provided.




2. Approval of the issuance of shares of the Company's Common Stock in connection with the proposed acquisition of Echlin Inc.

   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

3. Approval of an amendment to the Company's Certificate of Incorporation to increase the amount of authorized shares of SPX Common Stock.

   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

4. Approval of any adjournments of the Annual Meeting proposed by the Board of Directors of SPX.

   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                                        Change of Address and    [ ]
                                        or Comments Mark Here

                                        If you sign as agent or in any other
                                        representative capacity, please state
                                        the capacity in which you sign. If
                                        shares are registered in the names of
                                        two or more persons, each such person
                                        should sign this proxy.

                                        DATE                           1998
                                            ---------------------------

                                        SIGNATURE
                                                 --------------------------

                                        Votes MUST be indicated [X]
                                        in Black or Blue ink